Exhibit 10.4

JOINT OPERATING AGREEMENT

BETWEEN

TULLOW GHANA LIMITED

SABRE OIL AND GAS LIMITED

And

KOSMOS ENERGY GHANA HC

THE DEEPWATER TANO CONTRACT AREA, OFFSHORE
GHANA

TABLE OF CONTENTS

		PAGE

ARTICLE I — DEFINITIONS		1

ARTICLE II — EFFECTIVE DATE AND TERM		6
2.1	Effective Date and Term	6

ARTICLE III — SCOPE		7
3.1	Scope	7
3.2	Participating interests	8
3.3	Ownership, Obligations and Liabilities	8
3.4	GNPC Additional Interest	8

ARTICLE IV — OPERATOR		9
4.1	Designation of Operator	9
4.2	Rights and Duties of Operator	9
4.3	Employees of Operator	11
4.4	Information Supplied by Operator	11
4.5	Settlement of Claims and Lawsuits	12
4.6	Limitation on Liability of Operator	12
4.7	Insurance Obtained by Operator	13
4.8	Commingling of Funds	15
4.9	Resignation of Operator	15
4.10	Removal of Operator	15
4.11	Appointment of Successor	16

ARTICLE V — OPERATING COMMITTEE		17
5.1	Establishment of Operating Committee	17
5.2	Powers and Duties of Operating Committee	17
5.3	Authority to Vote	17
5.4	Subcommittees	17
5.5	Notice of Meeting	18
5.6	Contents of Meeting Notice	18
5.7	Location of Meetings	18
5.8	Operator’s Duties for Meetings	18
5.9	Voting Procedure	19
5.10	Record of Votes	19
5.11	Minutes	19
5.12	Voting by Notice	19
5.13	Effect of Vote	20
5.14	Management Committee Participation	21

ARTICLE VI — WORK PROGRAMS AND BUDGETS		22
6.1	Exploration and Appraisal	24
6.2	Development	23
6.3	Production	24

6.4	Itemization of Expenditures	24
6.5	Contract Awards	25
6.6	Authorization for Expenditure (“AFE”) Procedure	27
6.7	Over Expenditures of Work Programs and Budgets	27

ARTICLE VII — OPERATIONS BY LESS THAN ALL PARTIES		27
7.1	Limitation on Applicability	27
7.2	Procedure to Propose Exclusive Operations	28
7.3	Responsibility for Exclusive Operations	30
7.4	Consequences of Exclusive Operations	31
7.5	Premium to Participate in Exclusive Operations	34
7.6	Order of Preference of Operations	34
7.7	Stand-By Costs	35
7.8	Use of Property	36
7.9	Miscellaneous	37

ARTICLE VIII — DEFAULT		39
8.1	Default and Notice	39
8.2	Operating Committee Meetings and Data	39
8.3	Allocation of Defaulted Accounts	40
8.4	Remedies	40
8.5	Survival	42
8.6	No Right of Set Off	42

ARTICLE IX — DISPOSITION OF PRODUCTION		43
9.1	Right and Obligation to Take in Kind	43
9.2	Offtake Agreement for Crude Oil	43
9.3	Separate Agreement for Natural Gas	44

ARTICLE X — ABANDONMENT		44
10.1	Abandonment of Wells Drilled as Joint Operations	44
10.2	Abandonment of Exclusive Operations	46
10.3	Abandonment Security	46

ARTICLE XI — SURRENDER, EXTENSIONS AND RENEWALS		46
11.1	Surrender	46
11.2	Extension of the Term	47

ARTICLE XII — TRANSFER OF INTEREST OR RIGHTS		47
12.1	Obligations	47
12.2	Rights	49

ARTICLE XIII — WITHDRAWAL FROM AGREEMENT		49
13.1	Right of Withdrawal	49
13.2	Partial or Complete Withdrawal	50
13.3	Rights of a Withdrawing Party	50
13.4	Obligations and Liabilities of a Withdrawing Party	50
13.5	Emergency	51

13.6	Assignment	52
13.7	Approvals	52
13.8	Security	52
13.9	Withdrawal or Abandonment by all Parties	53

ARTICLE XIV — RELATIONSHIP OF PARTIES AND TAX		53
14.1	Relationship of Parties	53
14.2	Tax	53
14.3	United States Tax Election	54

ARTICLE XV — CONFIDENTIAL INFORMATION		55
15.1	Confidential Information	55
15.2	Continuing Obligations	56
15.3	Proprietary Technology	56
15.4	Trades	56

ARTICLE XVI — FORCE MAJEURE		56
16.1	Obligations	56
16.2	Definition of Force Majeure	57

ARTICLE XVII — NOTICES		57
17.1	Notices	57

ARTICLE XVIII — APPLICABLE LAW AND DISPUTE RESOLUTION		58
18.1	Applicable Law	58
18.2	Dispute Resolution	59

ARTICLE XIX — GENERAL PROVISIONS		60
19.1	Conflicts of Interest	61
19.2	Public Announcements	61
19.3	Successors and Assigns	62
19.4	Waiver	62
19.5	Severance of Invalid Provisions	62
19.6	Modifications	62
19.7	Headings	62
19.8	Singular and Plural	62
19.9	Gender	62
19.10	Counterpart Execution	63
19.11	Warranties as to Payments, Gifts and Loans	63
19.12	Entirety	63
19.13	Rights of Third Parties	63

Signature Page		64

Exhibit “A” — Accounting Procedure		65

JOINT OPERATING AGREEMENT

THIS AGREEMENT, executed this 15th day of August 2006, is made as of the Effective Date among:

(1)                   TULLOW GHANA LIMITED, a company incorporated in Jersey, Channel Islands with its registered office at PO Box 532, Channel House, Green Street, St Helier, Jersey, Channel Islands, JE4 5LW; (hereinafter referred to as “Tullow”);

(2)                   SABRE OIL AND GAS LIMITED, a company incorporated in Scotland with its registered office at 4 Rubislaw Place, Aberdeen, Scotland, AB 1XN (hereinafter referred to as “Sabre”); and

(3)                   KOSMOS ENERGY GHANA HC, a company duly organized and registered in the Cayman Islands with its registered office at P. O. Box 1350 GT, Clifton House, 75 Fort Street, George Town, Grand Cayman Cayman Islands (hereinafter referred to as “Kosmos”).

WITNESSETH:

WHEREAS, Tullow, Sabre and Kosmos have entered into a Petroleum Agreement dated March 10th 2006 with the Ghana National Petroleum Corporation (hereinafter referred as “GNPC”) and the government of the Republic of Ghana (hereinafter referred to as the “State”) covering the Deepwater Tano Block, offshore Ghana; and

WHEREAS, the Parties desire to define their respective rights and obligations with respect to each other and the operations under the Contract.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements and obligations set out below and to be performed, the Parties agree as follows:

ARTICLE I — DEFINITIONS

As used in this Agreement, the following words and terms shall have the meaning ascribed to them below:

1.1                  Accounting Procedure means the rules, provisions and conditions set forth and contained in Exhibit A to this Agreement.

1.2                  AFE means an authorization for expenditure pursuant to Article 6.6.

1.3                  Affiliate means, in relation to any Party, a company, partnership, person, persons or other legal entity which controls, or is controlled by, or which is controlled by an entity which controls, a Party. Control means the ownership directly or indirectly of more than fifty percent (50%) of the voting rights in a company, partnership or legal entity.

1.4                  Agreed Interest Rate means interest compounded on a monthly basis, at the rate per annum equal to the one (1) month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits, as published by the Financial Times of London, plus three (3) percentage points applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding calendar month. If the aforesaid rate is contrary to any applicable usury law, the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

1.5                  Agreement means this agreement, together with the Exhibits attached to this agreement, and any extension, renewal or amendment hereof agreed to in writing by the Parties.

1.6                  Appraisal Well means any well (other than an Exploration Well or a Development Well) whose purpose at the time of commencement of drilling such well is to appraise the extent or the volume of Hydrocarbon reserves contained in an existing Discovery.

1.7                  Barrel means a quantity consisting of forty-two (42) United States gallons, corrected to a temperature of sixty (60) degrees Fahrenheit under one (1) atmosphere of pressure.

1.8                  Block means the Deepwater Tano area offshore Ghana, being the Contract Area as defined by Article 1.14 of the Contract.

1.9                  Business Day means a day on which the banks in London and New York are customarily open for business.

1.10           Calendar Quarter means a period of three (3) months commencing with January 1 and ending on the following March 31, a period of three (3) months commencing with April 1 and ending on the following June 30, a period of three (3) months commencing with July 1 and ending on the following September 30, or a period of three (3) months commencing with October 1 and ending on the following December 31 according to the Gregorian Calendar.

1.11           Calendar Year means a period of twelve (12) months commencing with January 1 and ending on the following December 31 according to the Gregorian Calendar.

1.12           Cash Premium means the payment made pursuant to Article 7.5(B) by a Non-Consenting Party to reinstate its rights to participate in an Exclusive Operation.

1.13           Commercial Discovery means any Discovery which the Contractor (as defined in the Contract) declares to be a Commercial Discovery pursuant to Article 8.8 of the Contract.

1.14           Completion means an operation intended to complete a well through the Christmas Tree (defined as a manifold or arrangement of pipe work connections and valves which is installed on the wellhead prior to production) as a producer of Hydrocarbons in one or more Zones, including, but not limited to, the setting of production casing, perforating, stimulating the well and production Testing conducted in such operation. Complete and other derivatives shall be construed accordingly.

1.15           Consenting Party means a Party who agrees to participate in and pay its share of the cost of an Exclusive Operation.

1.16           Contract means the Petroleum Agreement concluded between GNPC the State and the Parties identified in the recitals of this Agreement and any extension, renewal or amendment thereof agreed to in writing by the Parties and those law statutes, rules and regulations (including the Petroleum Law and the Petroleum Income Tax Law) with respect to the exploration, development and production of Hydrocarbons that govern such instrument or are incorporated by the terms of such instrument.

1.17           Contract Area has the meaning given in the Contract.

1.18           Day means a calendar day unless otherwise specifically provided.

1.19           Default Notice shall have the meaning ascribed in Article 8.1.

1.20           Defaulting Party shall have the meaning ascribed in Article 8.1.

1.21           Deepening means an operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the deepest Zone proposed in the original well proposal (in the approved work programme and budget) or in the associated AFE, whichever is the deeper. Deepen and other derivatives shall be construed accordingly.

1.22           Development Plan means a plan for the development of Hydrocarbons from an Exploitation Area.

1.23           Development Well means any well drilled for the production of Hydrocarbons pursuant to a Development Plan.

1.24           Discovery means the discovery of an accumulation of Hydrocarbons whose existence until that moment was unproven by drilling.

1.25           Effective Date means the date this Agreement comes into effect as stated in Article II.

1.26           Entitlement means a quantity of Hydrocarbons of which a Party has the right and obligation to take delivery pursuant to the Contract or, if applicable, an offtake agreement, and the terms of this Agreement, after adjustment for overlifts and underlifts.

1.27           Exclusive Operation means those operations and activities carried out pursuant to this Agreement, the costs of which are chargeable to the account of less than all the Parties.

1.28           Exclusive Well means a well drilled pursuant to an Exclusive Operation.

1.29           Exploitation Area means that part of the Contract Area which is established for development of a Commercial Discovery pursuant to the Contract or if the Contract does not establish an exploitation area, then that part of the Contract Area which is delineated as the exploitation area in a Development Plan approved as a Joint Operation or as an Exclusive Operation.

1.30           Exploitation Period means any and all periods of exploitation during which the production and removal of Hydrocarbons is permitted under the Contract.

1.31           Exploration Period means any and all periods of exploration set out in the Contract.

1.32           Exploration Well has the meaning given in the Contract.

1.33          G & G Data means only geological, geophysical and geochemical data and other similar information that is not obtained through a well bore.

1.34           Government means the Government of The Republic of Ghana, including any state or municipal government or authority within Ghana, and any political subdivision or agency or instrumentality thereof, including without limitation GNPC.

1.35           Gross Negligence means any act or failure to act (whether sole, joint concurrent) by any person or entity which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences such person or entity knew, or should have known, such act or failure would have on the safety or property of another person or entity, but shall not include any error or judgement or mistake by any director employee, agent or contractor of such person or entity (including its Affiliates when acting for and on behalf of such person or entity) in the exercise, in good faith, of any function, authority or discretion conferred upon such person or entity.

1.36           Hydrocarbons means all substances including liquid and gaseous hydrocarbons which are subject to and covered by the Contract.

1.37           Joint Account means the accounts maintained by Operator in accordance with the provisions of this Agreement and of the Accounting Procedure for Joint Operations.

1.38           Joint Management Committee or JMC means the committee established pursuant to Article 6.1 of the Contract.

1.39           Joint Operations means those operations and activities carried out by Operator pursuant to this Agreement, the costs of which are chargeable to all Parties.

1.40           Joint Property means, at any point in time, all wells, facilities, equipment, materials, information, funds and the property held for use in Joint Operations.

1.41           Minimum Work Obligations means those work and/or expenditure obligations specified in the Contract which must be performed during the then current Contract phase or period in order to satisfy the obligations of the Contract.

1.42          Non-Consenting Party means a Party who elects not to participate in an Exclusive Operation.

1.43           Non-Operator(s) means the Party or Parties to this Agreement other than Operator.

1.44           Operating Committee means the committee constituted in accordance with Article V.

1.45           Operator means a Party to this Agreement designated as such in accordance with this Agreement.

1.46           Participating Interest means the undivided percentage interest of each Party in the rights and obligations derived from the Contract and this Agreement, but in each case without taking into account, or adjusting for, either the Initial Interest of GNPC or the Additional Interest (if any) of GNPC, as provided for in the Contract.

1.47           Party means any of the entities named in the first paragraph to this Agreement and any respective permitted successors or assigns and “Parties” means all of them.

1.48           Petroleum Income Tax Law means the Petroleum Income Tax Law, 1987 (PNDCL 188).

1.49           Petroleum Law means the Petroleum (Exploration and Production) Law, 1984 (PNDCL 84).

1.50           Plugging Back means a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone. Plug Back and other derivatives shall be construed accordingly.

1.51           Production Period means any and all periods of exploitation during which the production and removal of Hydrocarbons is permitted under the Contract.

1.52           Recompletion means an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore. Recomplete and other derivatives shall be construed accordingly.

1.53           Reworking means an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore. Such operations include, but are not limited to well stimulation operations, but exclude any routine repair or maintenance work, or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well. Rework and other derivatives shall be construed accordingly.

1.54           Senior Supervisory Personnel means with respect to a Party, any individual who functions as such Party’s designated manager, responsible for or in charge of installations or facilities, onsite drilling, construction or production and related operations, or any other field operations) and any individual who functions for such Party or one of its Affiliates at a management level equivalent to or superior to that described, or any officer or director of such Party or one of its Affiliates.

In the case of drilling operations, such individual will be the person who coordinates and manages the drilling operations and related services from the shore.

1.55           Sidetracking means the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or to drill around junk in the hole or to overcome other mechanical difficulties. Sidetrack and other derivatives shall be construed accordingly.

1.56           Testing means an operation intended to evaluate the capacity of a Zone to produce Hydrocarbons. Test and other derivatives shall be construed accordingly.

1.57           Work Program and Budget means a work program for Joint Operations and budget therefor as described and approved in accordance with Article VI.

1.58           Zone means a stratum of earth containing or thought to contain an accumulation of Hydrocarbons separately producible from any other accumulation of Hydrocarbons.

ARTICLE II — EFFECTIVE DATE AND TERM

2.1                  This Agreement shall be effective as of the Effective Date of the Contract, as defined therein, and shall continue in effect until the Contract terminates and all materials, equipment and personal property used in connection with the Joint Operations have been removed and disposed of, and final settlement has been made among the Parties.

Notwithstanding the preceding sentence:

(A)                 Article X shall remain in effect until all wells have been properly abandoned; and

(B)                 Article 4.5 and Article XVIII shall remain in effect until all obligations, claims, arbitrations and lawsuits have been settled or otherwise resolved.

Termination of this Agreement shall not relieve any Party from liabilities which have accrued or been incurred prior to the date of termination.

ARTICLE III — SCOPE

3.1                  Scope

(A)                 The purpose of this Agreement is to establish the respective rights and obligations of the Parties with regard to operations under the Contract, including without limitation the joint exploration, appraisal, development and production of Hydrocarbon reserves from the Contract Area.

(B)                 Without limiting the generality of Article 3.1(A), the following activities are outside of the scope of this Agreement and are not addressed herein:

(1)                    Construction, operation, maintenance, repair and removal of facilities downstream from the point of delivery of the Parties’ shares of Hydrocarbons under the offtake agreement provided for an Article 9.2;

(2)                    Transportation of Hydrocarbons beyond the point of delivery of the Parties’ shares of Hydrocarbons under the offtake agreement provided for in Article 9.2;

(3)                    Marketing and sales of Hydrocarbons, except as expressly provided in Articles 7.5, 7.11(E) and 8.4 and in Article IX;

(4)                    Acquisition of rights to explore for, appraise, develop or produce Hydrocarbons outside of the Contract Area (other than as a consequence of unitization with an adjoining contract area under the terms of the Contract); and

(5)                    Exploration, appraisal, development or production of minerals other than Hydrocarbons, whether inside or outside of the Contract Area.

(6)                    Financing raised by any Party for its share of the cost of Joint Operations

3.2                  Participating Interests

(A)                 The Participating Interests of the Parties as of the Effective Date are:

Tullow	55.5%
Sabre	4.5%
Kosmos	40.0%

(B)                 If a Party transfers all or part of its Participating Interest pursuant to the provisions of this Agreement and the Contract, the Participating Interests of the Parties shall be revised accordingly.

(C)                 The Parties recognise the rights of GNPC under Article 2.4 of the Contract pursuant to which GNPC has a ten percent (10%) participating interest in all petroleum operations under the Contract, and under Article 2.5 of the contract pursuant to which GNPC has a right to acquire an additional five percent (5%) participating interest in all petroleum operations under the Contract.

3.3                  Ownership, Obligations and Liabilities

(A)                 Unless otherwise provided in this Agreement, all the rights and interests in and under the Contract, all Joint Property and any Hydrocarbons produced from the Contract Area shall, subject to the terms of the Contract, be owned by the Parties in accordance with their respective Participating interests.

(B)                 Unless otherwise provided in this Agreement, the obligations the Parties under the Contract and all liabilities and expenses incurred by Operator in connection with Joint Operations shall be charged to the Joint Account and all credits to the Joint Account shall be shared by the Parties, as among themselves, in accordance with their respective Participating Interests.

(C)                 Each Part shall pay when due, in accordance with the Accounting Procedure, its Participating Interest share of Joint Account expenses, including cash advances and interest, accrued pursuant to this Agreement. The Parties agree that time is of the essence for payments owing under this Agreement. A Party’s payment of any charge under this Agreement shall be without prejudice to its right to later contest the charge.

3.4                  GNPC Additional Interest

If GNPC elects to acquire an Additional Interest as contemplated in Article 3.2 (c) and as defined in the Contract, pursuant to Article 2.5 of the Contract, the Parties shall contribute, in proportion to their respective Participating Interests, to the Additional Interest to be acquired by GNPC and shall execute such documents as may be necessary to effect such transfers of interests. All payments received for the acquisition of such interests shall be credited to the Parties (other than GNPC in the event that GNPC becomes a party to this Agreement) in proportion to their Participating Interests.

ARTICLE IV — OPERATOR

4.1                  Designation of Operator

Tullow is designated as Operator, and agrees to act as such in accordance with the terms and conditions of the Contract and this Agreement, which terms and conditions shall apply to any successor operator.

4.2                  Rights and Duties of Operator

(A)                 Subject to the terms and conditions of this Agreement, Operator shall have all of the rights, functions and duties of Operator under the Contract and shall have exclusive charge of and shall conduct all Joint Operations. Operator may employ independent contractors and/or agents (which may include Affiliates of Operator) in such Joint Operations.

(B)                 In the conduct of Joint Operations, Operator shall:

(1)                    Perform Joint Operations in accordance with the provisions of the Contract, this Agreement and the instructions of the Operating Committee not in conflict with this Agreement;

(2)                    Conduct all Joint Operations in a diligent, safe and efficient manner in accordance with good and prudent oil field practices and conservation principles generally followed by the international petroleum industry under similar circumstances;

(3)                    Subject to Article 4.6 and the Accounting Procedure, either gain a profit nor suffer a loss as a result of being the Operator in its conduct of Joint Operations, provided that Operator may rely upon Operating Committee approval of specific accounting practices not in conflict with the Accounting Procedure;

(4)                    Perform the duties for the Operating Committee set out in Article V, and prepare and submit to the Operating Committee the proposed Work Programs, Budgets and AFEs as provided in Article VI;

(5)                    Acquire all permits, consents, approvals, surface or other rights that may be required for or in connection with the conduct of Joint Operations;

(6)                    Upon receipt of reasonable advance notice, permit the representatives of any of the Parties to have at all reasonable times and at their own risk and expense reasonable access to the Joint Operations with the right to observe all such Joint Operations and to inspect all Joint Property and to conduct financial audits as provided in the Accounting Procedure;

(7)                    Maintain the Contract in full force and effect to the full extent possible in accordance with such good and prudent petroleum industry practices as are generally followed by operators in the international petroleum industry under similar circumstances. Operator shall, in a timely manner promptly pay and discharge all liabilities and expenses incurred in connection with Joint Operations and use its reasonable efforts to keep and maintain the Joint Property free from all liens, charges and encumbrances arising out of Joint Operations;

(8)                    Pay to the Government for the Joint Account, within the periods and in the manner prescribed by the Contract and all applicable laws and regulations, including the Petroleum Law, all periodic payments, royalties, taxes, fees and other payments pertaining to Joint Operations, but excluding any taxes measured by the incomes of the Parties;

(9)                    Carry out the obligations of Operator pursuant to the Contract, including, but not limited to, preparing and furnishing such reports, records and information as may be required pursuant to the Contract;

(10)             Have in accordance with the decisions of the Operating Committee, the exclusive right and obligation to represent the Parties in all dealings with the Government with respect to matters arising under the Contract and Joint Operations, provided always that the Contractor as defined in the Contract shall be entitled to appoint up to four representatives on the Joint Management Committee as defined in Article 6.1 of the Contract. Operator shall notify the other Parties as soon as possible of such meetings. Non-Operators shall have the right to attend such meetings but only in the capacity of observers except where one of their representatives has been appointed by the Contractor as a representative of the Contractor on the Joint Management Committee. Nothing contained in this Agreement shall restrict any Party from holding discussions with the Government or with GNPC with respect to any issue peculiar to its particular business interests arising under the Contract or this Agreement, but in such event such Party shall promptly advise the Parties, if possible, before and in any event promptly after such discussions, provided that such Party shall not be required to divulge to the Parties any matters discussed to the extent the same involve proprietary information on matters not affecting the Parties;

(11)             Take all necessary and proper measures for the protection of life, health, the environment and property; provided, however, that in the case of an emergency, Operator shall immediately notify the Parties of the details of such emergency and measures; and

(12)             Include, to the extent practical, in its contracts with independent contractors and to the extent lawful, provisions which:

(a)                    establish that such contractors can only enforce their contracts against Operator;

(b)                    permit Operator, on behalf of itself and Non-Operators, to enforce contractual indemnities against, and recover losses and damages suffered by them (insofar as recovered under their contracts) from, such contractors; and

(c)       require such contractors to take insurance required by Article 4.7 (F).

4.3          Employees of Operator

Subject to the Contract and this Agreement, Operator shall determine the number of employees, the selection of such employees, the hours of work and the compensation to be paid all such employees in connection with Joint Operations. Operator shall employ only such employees, agents and contractors as required by good oil field practice and as are reasonably necessary to conduct Joint Operations.

4.4          Information Supplied by Operator

(A)       Operator shall provide Non-Operators the following data and reports as they are currently produced or compiled from the Joint Operations:

(1)        Copies of all logs or surveys;

(2)        Daily drilling progress reports;

(3)        Copies of all Tests and core analysis reports;

(4)        Copies of the plugging reports;

(5)        Copies of the final geological and geophysical maps and reports;

(6)        Engineering studies, development schedules and annual progress reports on development projects;

(7)        Field and well performance reports, including reservoir studies and reserve estimates;

(8)        Copies of all reports relating to Joint Operations furnished by Operator to the Government or GNPC as the case may be, except magnetic tapes which shall be stored by Operator and made available for inspection and/or copying at the sole expense of the Non-Operator requesting same;

(9)        Other reports as frequently as is justified by the activities or as instructed by the Operating Committee; and

(10)      Subject to Article 15.3, such additional information for Non-Operators as they or any of them may request, provided that the requesting Party or Parties pay the costs of preparation of such information and that the preparation of such information will not unduly burden Operator’s administrative and technical personnel. Only Non-Operators who pay such costs shall receive such additional information.

(B)       Operator shall give Non-Operators access at all reasonable times to all other data acquired in the conduct of Joint Operations. Any Non-Operator may make copies of such other data at its sole expense.

4.5          Settlement of Claims and Lawsuits

(A)       Operator shall promptly notify the Parties of any and all material claims or suits and such other claims and suits as the Operating Committee may direct which arise out of Joint operations or relate in any way to Joint Operations. Operator shall represent the Parties and defend or oppose the claim or suit. Operator may in its sole discretion compromise or settle any such claim or suit or any related series of claims or suits for an amount not to exceed the equivalent of U.S. dollars five hundred thousand (U.S. $500,000) exclusive of legal fees. Operator shall obtain the approval and direction of the Operating Committee on amounts in excess of the above stated amount. Each Non-Operator shall have the right to be represented by its own counsel at its own expense in the settlement, compromise or defense of such claims or suits.

(B)       Any Non-Operator shall promptly notify the other Parties of any claim made against such Non-Operator by a third party which arises out of or may affect the Joint Operations, and such Non-Operator shall defend or settle the same in accordance with any directions given by the Operating Committee. Those costs, expenses and damages incurred pursuant to such defense or settlement which are attributable to Joint Operations shall be for the Joint Account.

(C)       Notwithstanding Article 4.5(A) and Article 4.5(B), each Party shall have the right to participate in any such suit, prosecution, defense or settlement conducted in accordance with Article 4.5(A) and Article 4.5(B) at its sole cost and expense; provided always that no Party may settle its Participating Interest share of any claim without first satisfying the Operating Committee that it can do so without prejudicing the interests of the Joint Operations.

4.6          Limitation on Liability of Operator

(A)       EXCEPT AS SET OUT IN THIS ARTICLE 4.6 NEITHER THE PARTY DESIGNATED AS OPERATOR NOR ANY OTHER INDEMNITEE (AS DEFINED BELOW) SHALL BEAR (EXCEPT AS A PARTY TO THE EXTENT OF ITS PARTICIPATING INTEREST SHARE) ANY DAMAGE, LOSS, COST, EXPENSE OR LIABILITY RESULTING FROM PERFORMING (OR FAILING TO PERFORM) THE DUTIES AND FUNCTIONS OF THE OPERATOR, AND THE INDEMNITEES ARE HEREBY RELEASED FROM LIABILITY TO NON-OPERATORS FOR ANY AND ALL DAMAGES, LOSSES, COSTS, EXPENSES AND LIABILITIES ARISING OUT OF, INCIDENT TO OR RESULTING FROM SUCH PERFORMANCE OR FAILURE TO PERFORM. EVEN THOUGH CAUSED IN WHOLE OR IN PART BY A PRE-EXISTING DEFECT, THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), GROSS NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT OF OPERATOR (OR ANY SUCH INDEMNITEE).

(B)       EXCEPT AS SET OUT IN THIS ARTICLE 4.6, THE PARTIES SHALL IN PROPORTION TO THEIR PARTICIPATING INTERESTS DEFEND AND INDEMNIFY OPERATOR AND ITS AFFILIATES, AND THE OFFICERS AND DIRECTORS OF BOTH (COLLECTIVELY, THE “INDEMNITEES”), FROM ANY AND ALL DAMAGES, LOSSES, COSTS, EXPENSES (INCLUDING REASONABLE LEGAL COSTS, EXPENSES AND ATTORNEYS’ FEES) AND LIABILITIES INCIDENT TO CLAIMS, DEMANDS OR CASES OF ACTION BROUGHT BY OR ON BEHALF OF ANY PERSON OR ENTITY, WHICH CLAIMS, DEMANDS OR CAUSES OF ACTION ARISE OUT OF ARE INCIDENT TO OR RESULT FROM JOINT OPERATIONS EVEN THOUGH CAUSED IN WHOLE OR IN PART BY A PRE-EXISTING DEFECT, THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), GROSS NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT OF OPERATOR (OR ANY SUCH INDEMNITEE).

(C)       Nothing in this Article 4.6 shall be deemed to relieve the Party designated as Operator from its Participating Interest share of any damage, loss, cost, expense or liability arising out of, incident to or resulting from Joint Operations.

(D)       Notwithstanding the foregoing provisions of this Article 4.6, but subject to Article 4.6 (E), Operator shall be liable to Non-Operators for any damage, loss, cost, expense or liability, caused by the Gross Negligence of its Senior Supervisory Personnel.

(E)        NOTWITHSTANDING THE FOREGOING, UNDER NO CIRCUMSTANCES SHALL ANY INDEMNITEE (EXCEPT AS A PARTY TO THE EXTENT OF ITS PARTICIPATING INTEREST) BEAR ANY DAMAGES, LOSS, COST, EXPENSE OR LIABILITY FOR ENVIRONMENTAL, CONSEQUENTIAL, PUNITIVE OR ANY OTHER SIMILAR INDIRECT DAMAGES OR LOSSES, INCLUDING BUT NOT LIMITED TO THOSE ARISING FROM BUSINESS INTERRUPTION, RESERVOIR OR FORMATION DAMAGE, INABILITY TO PRODUCE HYDROCARBONS, LOSS OF PROFITS, POLLUTION CONTROL AND ENVIRONMENTAL AMELIORATION OR REHABILITATION.

4.7          Insurance Obtained by Operator

(A)       Operator shall procure and maintain or cause to be procured an maintained for the Joint Account all insurance in the types and amounts required by the Contract and applicable laws, rules and regulations.

(B)       Operator shall obtain such further insurance, at competitive rates, as the Operating Committee may from time to time require.

(C)       Any Party may elect not to participate in the insurance to be procured under Article 4.7(B) provided such Party:

(1)        gives prompt notice to that effect to Operator;

(2)        does nothing which may interfere with Operator’s negotiations for such insurance for the other Parties; and

(3)        obtains and maintains such insurance (in respect of which an annual certificate of adequate coverage from a reputable insurance broker shall be sufficient evidence) or other evidence of financial responsibility which fully covers its Participating Interest share of the risks that would be covered by the insurance procured under Article 4.7 (B), and which the Operating Committee may determine to be acceptable. No such determination of acceptability shall in any way absolve a non-participating Party from its obligation to meet each cash call including any cash call in respect of damages and losses and/or the costs of remedying the same in accordance with the terms of this Agreement. If such Party obtains other insurance, such insurance shall contain a waiver of subrogation in favor of all the other Parties, the Operator and their insurers but only in respect of their interests under this Agreement.

(D)       The cost of insurance in which all the Parties are participating shall be for the Joint Account and the cost of insurance in which less than all the Parties are participating shall be charged to the Parties participating in proportion to their respective Participating Interests.

(E)        Operator shall, in respect of all insurance obtained pursuant to this Article 4.7:

(1)        promptly inform the participating Parties when such insurance is obtained and supply them with certificates of insurance or copies of the relevant policies when the same are issued;

(2)        arrange for the participating Parties, according to their respective Participating Interests, to be named as co-insureds on the relevant policies with waivers of subrogation in favor of all the Parties; and

(3)        duly file all claims and take all necessary and proper steps to collect any proceeds and credit any proceeds to the participating Parties in proportion to their respective Participating Interests.

(F)        Operator shall use its reasonable efforts to require all contractors performing work in respect of Joint Operations to obtain and maintain any and all insurance in the types and amounts required by any applicable laws, rules and regulations or any decision of the Operating Committee and shall use its reasonable efforts to require all such contractors to name the Parties as additional insureds on such contractors’ insurance policies or to obtain from their insurers waivers of all rights of recourse against Operator, Non-Operators and their insurers.

4.8          Commingling of Funds

Operator may commingle with its own funds the monies which Operator receives from or for the Joint Account pursuant to this Agreement. Notwithstanding that monies of a Non-Operator have been commingled with Operator’s funds, the Operator shall account to the Non-Operators for the monies of a Non-Operator advanced or paid to Operator, whether for the conduct of Joint Operations or as proceeds from the sale of production under this Agreement. Such monies shall be applied only to their intended use and shall in no way be deemed to be funds belonging to Operator.

4.9          Resignation of Operator

Subject to Article 4.11, Operator may resign as Operator at any time by so notifying the other Parties at least one hundred and twenty (120) Days prior to the effective date of such resignation.

4.10        Removal of Operator

(A)       Subject to Article 4.11, Operator shall be removed upon receipt of notice from any Non-Operator if:

(1)        An order is made by a court or an effective resolution is passed for the reorganization under any bankruptcy law, dissolution, liquidation, or winding up of Operator;

(2)        Operator dissolves, liquidates, is wound up, or otherwise terminates its existence;

(3)        Operator becomes insolvent, bankrupt or makes an assignment for the benefit of creditors; or

(4)        A receiver is appointed for a substantial part of Operator assets.

(B)       Subject to Article 4.11, Operator may be removed by the decision of the Non-Operators if Operator has committed a material breach of this Agreement and has either failed to commence to cure that breach within thirty (30) Days of receipt of a notice from Non-Operators detailing the alleged breach or failed to diligently pursue the cure to completion. Any decision of Non-Operators to give notice of breach to Operator or to remove Operator under this Article 4.10(B) shall be made by an affirmative vote of Non-Operators holding a combined Participating Interest of at least sixty seven percent (67%) of the Participating Interests of the Non-Operators.

(C)       If Operator together with any Affiliate of Operator becomes the holder of a Participating Interest of less than ten per cent (10%), then, provided that there is a Non-Operator acceptable to the Government, and to GNPC, as successor Operator which together with its Affiliates at that time holds a Participating Interest of not less than twenty percent (20%), Operator shall be required to promptly notify the other Parties. The Operating Committee shall then vote within thirty (30) Days of such notification on whether or not a successor Operator should be named pursuant to Article 4.11.

4.11        Appointment of Successor

When a change of Operator occurs pursuant to Article 4.9 or Article 4.10:

(A)       The Operating Committee shall meet as soon as possible to appoint a successor Operator pursuant to the voting procedure of Article 5.9. However, no Party may be appointed successor Operator against its will.

(B)       If the Operator disputes commission of or failure to rectify a material breach alleged pursuant to Article 4.10(B) and proceedings are initiated pursuant to Article XVIII, no successor Operator may be appointed pending the conclusion or abandonment of such proceedings, subject to the terms of Article 8.3 with respect to Operator’s breach of its payment obligations.

(C)       If an Operator is removed, other than in the case of Article 4.10.(C), neither Operator nor any Affiliate of Operator shall have the right to vote for itself on the appointment of a successor Operator, nor be considered as a candidate for the successor Operator.

(D)       A resigning, or removed Operator shall be compensated out of the Joint Account for its reasonable expenses directly related to its resignation or removal, except in the case of Article 4.10(B).

(E)        The resigning or removed Operator and the successor Operator shall arrange for the taking of an inventory of all Joint Property and Hydrocarbons, and an audit of the books and records of the removed Operator. Such inventory and audit shall be completed, if possible, no later than the effective date of the change of Operator and shall be subject to the approval of the Operating Committee. The liabilities and expenses of such inventory and audit shall be charged to the Joint Account.

(F)        The resignation or removal of Operator and its replacement by the successor Operator shall not become effective prior to receipt of any necessary Government approvals.

(G)       Upon the effective dale of the resignation or removal, the successor Operator shall succeed to all duties, rights and authority prescribed for Operator. The former Operator shall transfer to the successor Operator custody of all Joint Property, books of account records and other documents maintained by Operator pertaining to the Contract Area and to Joint Operations. Upon delivery of the above-described property and data, the former Operator shall be released and discharged from all obligations and liabilities as Operator accruing after such date.

ARTICLE V — OPERATING COMMITTEE

5.1          Establishment of Operating Committee

To provide for the overall supervision and direction of Joint Operations, there is established an Operating Committee composed of representatives of each Party holding a Participating Interest. Each Party shall appoint one (1) representative and one (1) alternate representative to serve on the Operating Committee. Each Party shall as soon as possible after the date of this Agreement give notice in writing to the other Parties of the name and address of its representative and alternate representative to serve on the Operating Committee. Each Party shall have the right to change its representative and alternate at any time by giving notice to such effect to the other Parties.

5.2          Powers and Duties of Operating Committee

The Operating Committee shall have power and duty to authorize and supervise Joint Operations that are necessary or desirable to fulfill the Contract and properly explore and exploit the Contract Area in accordance with this Agreement and in a manner appropriate in the circumstances.

5.3          Authority to Vote

The representative of a Party, or in his absence his alternate representative, shall be authorized to represent and bind such Party with respect to any matter which is within the powers of the Operating Committee and is properly brought before the Operating Committee. Each such representative shall have a vote equal to the Participating Interest of the Party such person represents. Each alternate representative shall be entitled to attend all Operating Committee meetings but shall have no vote at such meetings except in the absence of the representative for whom he is the alternate. In addition to the representative and alternate representative, each Party may also bring to any Operating Committee meetings such technical and other advisors as it may deem appropriate.

5.4          Subcommittees

The Operating Committee may establish such subcommittees, including technical subcommittees, as the Operating Committee may deem appropriate. The functions of such subcommittees shall be in an advisory capacity or as otherwise determined unanimously by the Parties.

5.5          Notice of Meeting

(A)       Operator may call a meeting of the Operating Committee by giving notice to the Parties at least fifteen (15) Days in advance of such meeting.

(B)       Operator shall call a meeting of the Operating Committee at least once a year. Any Non-Operator may request a meeting of the Operating Committee by giving notice to all the other Parties. Upon receiving such request, Operator shall call such meeting for a date not less than fifteen (15) Days nor more than twenty (20) Days after receipt of the request.

(C)       The notice periods above may only be waived with the unanimous consent of all the Parties.

5.6          Contents of Meeting Notice

(A)       Each notice of a meeting of the Operating Committee as provided by Operator shall contain:

(1)        The date, time and location of the meeting; and

(2)        An agenda of the matters and proposals to be considered and/or voted upon.

(B)       A Party, by notice to the other Parties given not less than seven (7) Days prior to a meeting, may add additional matters to the agenda for a meeting.

(C)       On the request of a Party, and with the unanimous consent of all Parties, the Operating Committee may consider at a meeting a proposal not contained in such meeting agenda.

5.7          Location of Meetings

All meetings of the Operating Committee shall be held in the Operator’s offices in London, England or Dublin, Ireland or elsewhere as may be decided by the Operating Committee.

5.8          Operator’s Duties for Meetings

(A)       With respect to meetings of the Operating Committee and any subcommittee, Operator’s duties shall include, but not be limited to:

(1)        Timely preparation and distribution of the agenda;

(2)        Organization and conduct of the meeting; and

(3)        Preparation of a written record or minutes of each meeting.

(B)       Operator shall have the right to appoint the chairman of the Operating Committee and all subcommittees.

5.9          Voting Procedure

Except as otherwise expressly provided in this Agreement all decisions, approvals and other actions of the Operating Committee on all proposals coming before it shall be decided by the affirmative vote of two (2) or more Parties then having collectively more than sixty-six percent (66%) of the Participating Interests. For the purposes of this Article 5.9, any Party which is an Affiliate of a Party shall count as one Party with its Affiliates.

Notwithstanding the above, subject always to the rights contained in Article 7 for operations by less than all the Parties, agreement to any amendment or to termination of the Contract shall require the unanimous affirmative vote of all Parties.

5.10        Record of Votes

The chairman of the Operating Committee shall appoint a secretary who shall make a record of each proposal voted on and the results of such voting at each Operating Committee meeting. Each representative shall sign and be provided a copy of such record at the end of such meeting and it shall be considered the final record of the decisions of the Operating Committee.

5.11        Minutes

The secretary shall provide each Party with a copy of the minutes of the Operating Committee meeting within fifteen (15) Days after the end of the meeting. Each Party shall have fifteen (15) Days after receipt of such minutes to give notice of its objections to the minutes to the secretary. A failure to give notice specifying objection to such minutes within said fifteen (15) Day period shall be deemed to be approval of such minutes. In any event, the votes recorded under Article 5.10 shall take precedence over the minutes described above.

5.12        Voting by Notice

(A)       In lieu of a meeting, any Party may submit any proposal to the Operating Committee for a vote by notice. The proposing Party or Parties shall notify Operator who shall give each representative notice describing the proposal so submitted. Each Party shall communicate its vote by notice to Operator and the other Parties within one of the following appropriate time periods after receipt of Operator’s notice:

(1)        twenty four (24) hours in the case of operations which involve the use of a drilling rig that is standing by in the Contract Area.

(2)        fifteen (15) Days in the case of all other proposals.

(B)       Except in the case of Article 5.12(A)(1), any Non-Operator may by notice delivered to all Parties within seven (7) Days of receipt of Operator’s notice request that the proposal be decided at a meeting rather than by notice. In such an event, that proposal shall be decided at a meeting duly called for that purpose.

(C)       Except as provided in Article X, any Party failing to communicate its vote in a timely manner shall be deemed to have voted against such proposal.

(D)       If a meeting is not requested, then at the expiration of the appropriate time period, Operator shall give each Party a confirmation notice stating the tabulation and results of the vote.

5.13        Effect of Vote

All decisions taken by the Operating Committee pursuant to this Article V, shall be conclusive and binding on all the Parties, except that:

(A)       If pursuant to this Article V, a Joint Operation, other than an operation to fulfill the Minimum Work Obligations, has been properly proposed to the Operating Committee and the Operating Committee has not approved such proposal in a timely manner, then any Party shall have the right for the appropriate period specified below to propose in accordance with Article VII, an Exclusive Operation involving operations essentially the same as those proposed for such Joint Operation.

(1)        For proposals involving the use of a drilling rig that is standing by in the Contract Area, such right shall be exercisable for twenty-four (24) hours after the time specified in Article 5.12(A)(1) has expired or after receipt of Operator’s notice given pursuant to Article 5.13(D), as applicable.

(2)        For proposals to develop a Discovery, such right shall be exercisable for twenty (20) Days after the date the Operating Committee was required to consider such proposal pursuant to Article 5.6 or Article 5.12;

(3)        For all other proposals, such right shall be exercisable for five (5) Days after the date the Operating Committee was required to consider such proposal pursuant to Article 5.6 or Article 5.12.

(B)       If a Party voted against any proposal which was approved by the Operating Committee and which could be conducted as an Exclusive Operation pursuant to Article VII, other than any proposal relating to Minimum Work Obligations, then such Party shall have the right not to participate in the operation contemplated by such approval. Any such Party wishing to exercise its right or non-consent must give notice of non-consent to all other Parties within five (5) Days (or within twenty-four (24) hours if the drilling rig to be used in such operation is standing by in the Contract Area) following Operating Committee approval of such proposal. The Parties that were not entitled to give or did not give notice of non-consent shall be Consenting Parties as to the operation contemplated by the Operating Committee approval, and shall conduct such operation as an Exclusive Operation under Article VII. Any Party that gave notice of non-consent shall be a Non-Consenting Party as to such Exclusive Operation.

(C)                    If the Consenting Parties to an Exclusive Operation under Article 5.13(A) or Article 5.13(B) concur, then the Operating Committee may, at any time, pursuant to this Article V, reconsider and approve, decide or take action on any proposal that the Operating Committee declined to approve earlier, or modify revoke an earlier approval, decision or action.

(D)                    Once a Joint Operation for the drilling, Deepening, Testing, Sidetracking, Plugging Back, Completing, Recompleting, Reworking or plugging of a well, has been approved and commenced, such operation shall not be discontinued without the consent of the Operating Committee; provided, however, that such operation may be discontinued, if:

(1)                       an impenetrable substance or other condition in the hole is encountered which in the reasonable judgment of Operator causes the continuation of such operation to be impractical; or

(2)                       other circumstances occur which in the reasonable judgment of Operator cause the continuation of such operation to be unwarranted and after notice the Operating Committee within the period required under Article 5.12(A)(1) approves discontinuing such operation.

On the occurrence of either of the above, Operator shall promptly notify the Parties that such operation is being discontinued pursuant to the foregoing and any Party shall have the right to propose in accordance with Article VII an Exclusive Operation to continue such operation.

5.14            Management Committee Participation

(A)                    Subject to the following provisions of this Article 5.14, each Party shall appoint one representative to serve as a member of the Joint Management Committee in accordance with Article 6.2 of the Contract.

(B)                    In the event that there are fewer Parties to this Agreement than the number of Contractor representatives on the Joint Management Committee provided for in the Contract, the Operator shall, in addition to any representatives appointed by the Non-Operators in accordance with this Article 5.14, appoint such representatives as the Operator may in its absolute discretion select to serve on the Joint Management Committee in accordance with Article 6.2 of the Contract.

(C)                    In the event that there are more than four (4) Parties to this Agreement:

1)                           the Parties with the four (4) greatest Participating interests; or

2)                           if the Operator is not one of such four Parties, the Operator and the three other Parties with the greatest Participating Interests, shall each appoint one representative to serve on the Joint Management Committee in accordance with Article 6.2 of the Contract (and this Article 5.14 shall apply mutatis mutandis in the event that the Contract provides for any number of Contractor representatives on the Joint Management Committee other than for (4).

(D)                    The Joint Management Committee representative(s) appointed by the Operator shall have the sole rights to exercise all voting rights of the Contractor on the Joint Management Committee under Article 6 of the Contract and shall exercise such voting rights in accordance with the prior decisions of the Operating Committee.

(E)                     At meetings of the Joint Management Committee, the representatives of any Non-Operator shall not vote and shall not seek or request any decision of the Joint Management Committee which is contrary to any prior decision of the Operating Committee.

ARTICLE VI — WORK PROGRAMS AND BUDGETS

6.1                   Exploration and Appraisal

(A)                    Not less than sixty (60) days prior to each date on which a Work Program and Budget is required to be submitted to the Joint Management Committee pursuant to clause 6.4 of the Contract, Operator shall deliver to the Parties a proposed Work Program and Budget detailing the Joint Operations to be performed for the relevant Calendar Year. Within thirty (30) Days of such delivery, the Operating Committee shall meet to consider and to endeavour to agree on a Work Program and Budget.

(B)                    If a Discovery is made, Operator shall deliver any notice of Discovery required under the Contract and shall as soon as possible submit to the Parties a report containing available details concerning the Discovery and Operator’s recommendation as to whether the Discovery merits appraisal. If the Operating Committee determines that the Discovery merits appraisal, Operator within sixty (60) Days, shall deliver to the Parties a proposed Work Program and Budget for the appraisal of the Discovery. Within thirty (30) Days of such delivery, or earlier if necessary to meet any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify and then either approve or reject the appraisal Work Program and Budget. If the appraisal Work Program and Budget is approved by the Operating Committee, Operator shall take such steps as may be required under the Contract to secure approval of the appraisal Work Program and Budget by the Government. In the event the Government requires changes in the appraisal Work Program and Budget, the matter shall be resubmitted to the Operating Committee for further consideration.

(C)                    The Work Program and Budget agreed pursuant to this Article 6.1 shall include the Minimum Work Obligations, or at least that part of such Minimum Work Obligations required to be carried out during the Calendar Year in question under the terms of the Contract. If within the time periods prescribed in this Article 6.1 the Operating Committee is unable to agree on such a Work Program and Budget, then the proposal capable of satisfying the Minimum Work Obligations for the Calendar Year in question that receives the largest Participating Interest vote (even if less that the applicable percentage under Article 5.9) shall be deemed adopted as part of the annual Work Program and Budget. If competing proposals receive equal votes, then Operator shall choose between those competing proposals PROVIDED THAT any portion of a Work Program and Budget adopted pursuant to this Article 6.1(C) instead of Article 5.9 shall include only such operations for the Joint Account as are necessary to maintain the Contract in full force and effect, including such operations as are necessary to fulfill the Minimum Work Obligations required for the given Calendar Year.

(D)                    Any approved Work Program and Budget may be revised by the Operating Committee from time to time. To the extent such revisions are approved by the Operating Committee, the Work Program and Budget shall be amended accordingly. The Operator shall prepare and submit a corresponding work program and budget amendment to the Government if required by the terms of the Contract.

(E)                     Subject to Article 6.7, approval of any such Work Program and Budget, which includes:

(1)                       an Exploration Well, whether by Drilling, Deepening or Sidetracking, shall include approval for all expenditures necessary for drilling, Deepening or Sidetracking, as applicable, and Testing and Completing such Exploration Well.

(2)                       an Appraisal Well, whether by drilling, Deepening or Sidetracking, shall include approval for all expenditures necessary for drilling, Deepening or Sidetracking, as applicable, and Testing and Completing such Appraisal Well.

(G)                    Any Party desiring to propose a Completion attempt, or an alternative Completion attempt, must do so within the time period provided in Article 5.12(A)(1) by notifying all other Parties. Any such proposal shall include an AFE for such Completion costs.

6.2                   Development

(A)                    If the Operating Committee determines that a Discovery may be commercial, the Operator shall, as soon as practicable, deliver to the Parties a Development Plan together with the first annual Work Program and Budget and provisional Work Programs and Budgets for the remainder of the development of the Discovery, which shall contain, inter alia:

(1)                       Details of the proposed work to be undertaken, personnel required and expenditures to be incurred, including the timing of same, on a Calendar Year basis;

(2)                       An estimated date for the commencement of production;

(3)                       A delineation of the proposed Exploitation Area; and

(4)                       Any other information requested by the Operating Committee.

(B)                    After receipt of the Development Plan and prior to any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify and then either approve or reject the Development Plan and the first annual Work Program and Budget for the development submitted by Operator. If the Development Plan is approved by the Operating Committee, Operator shall, as soon as possible, deliver any notice of Commercial Discovery required under the Contract and take such other steps as may be required under the Contract to secure approval of the Development Plan by the Government. In the event the Government requires changes in the Development Plan, the matter shall be resubmitted to the Operating Committee for further consideration.

(C)                    If the Development Plan is approved, such work shall be incorporated into and form part of annual Work Programs and Budgets, and Operator shall endeavor to agree to such Work Program and Budget, including any necessary or appropriate revisions to the Work Program and Budget for the approved Development Pan.

6.3                   Production

On or before the 1st Day of October of each Calendar Year, Operator shall deliver to the Parties a proposed production Work Program and Budget detailing the Joint Operations to be performed in the Exploitation Area and the projected production schedule for the following Calendar Year. Within thirty (30) Days of such delivery, the Operating Committee shall agree upon a production Work Program and Budget.

6.4                   Itemization of Expenditures

(A)                    During the preparation of the proposed Work Programs and Budgets and Development Plans contemplated in this Article VI, Operator shall consult with the Operating Committee or the appropriate subcommittees regarding the contents of such Work Programs and Budgets and Development Plans.

(B)                    Each Work Program and Budget and Development Plan submitted by Operator shall contain at itemized estimate of the costs of Joint Operations and all other expenditures to be made for the Joint Account during the Calendar Year in question and shall, inter alia:

(1)                       identify each work category in sufficient detail to afford the ready identification of the nature, scope and duration of the activity in question;

(2)                       include such reasonable information regarding Operator’s allocation procedures and estimated manpower costs as the Operating Committee may determine;

(3)                       comply with the requirements of the Contract; and

(4)                       contain an estimate of funds to be expended by Calendar Quarter.

(C)                    The Work Program and Budget shall designate the portion or portions of the Contract Area in which Joint Operations itemized in such Work Program and Budget are to be conducted and shall specify the kind and extent of such operations in such detail as the Operating Committee may deem suitable.

6.5                   Contract Awards

Operator shall award each contract for approved Joint Operations on the following basis (the amounts stated are in thousands of U.S. dollars):

	Procedure A	Procedure B	Procedure C
Exploration and Appraisal Operations	$0 to $400,000	>$400,000 - $2,499,999	>$2,500,000
Development Operations	$0 to $750,000	>$750,000 - $2,499,999	>$2,500,000
Production Operations	$0 to $400,000	>$400,000 - $2,499,999	>$2,500,000

Procedure (A)

Operator shall award the contract to the best qualified contractor as determined by cost and ability to perform the contract without the obligation to tender and without informing or seeking the approval of the Operating Committee (other than to an Affiliate in which event Operator shall obtain the approval of the Operating Committee for any contract in excess of $200,000).

Procedure (B)

Operator shall:

(1)                       Provide the Parties with a list of the entities whom Operator proposes to invite to tender for the said contract;

(2)                       Add to such list any entity whom a Party requests to be added within ten (10) Business Days of receipt of such list;

(3)                       Complete the tendering process within a reasonable period of time;

(4)                       Inform the Parties of the entities to whom the contract has been awarded, provided that before awarding Contracts to Affiliates of the Operator which exceed U.S. dollars two hundred thousand (US$200,000), Operator shall obtain the approval of the Operating Committee.

(5)                       Circulate to the Parties a competitive bid analysis stating the reasons for the choice made; and

(6)                       Upon the request of a Party, provide such Party with a copy of the final version of the contract awarded.

Procedure (C)

Operator shall:

(1)                       Provide the Parties with a list of the entities whom Operator proposes to invite to tender for the said contract;

(2)                       Add to such list any entity whom a Party requests to be added within ten (10) Business Days of receipt of such list;

(3)                       Prepare and dispatch the tender documents to the entities on the list as aforesaid and to Non-Operators;

(4)                       After the expiration of the period allowed for tendering, consider and analyse the details of all bids received;

(5)                       Prepare and circulate to the Parties a competitive bid analysis, stating Operator’s recommendation as to the entity to whom the contract should be awarded, the reasons therefore, and the technical commercial and contractual terms to be agreed upon;

(6)                       Obtain the approval of the Operating Committee to the recommended bid; and

(7)                       Upon the request of a Party, provide such Party with a copy of the final version of the contract.

Notwithstanding any of the procedures outlined above, in the event that the Operator wishes to make a sole source award, that is to say an award in circumstances where no alternative quotation has been obtained, it shall first obtain the approval of the Operating Committee where the amount involved exceeds one hundred and fifty thousand U.S. dollars (US$150,000).

6.6                   Authorization for Expenditure (“AFE”) Procedure

(A)                    Prior to incurring any commitment or expenditure for the Joint Account, the Operator will issue an AFE for items of a capital nature and for workovers, where the individual item value is in excess of One Hundred U.S. dollars (U.S.$100,000).

The above will apply to exploration or appraisal, development and production Work Programs and Budgets. Notwithstanding the above, Operator shall not be obliged to furnish an AFE to the Parties with respect to any Minimum Work Obligations, workovers of wells and general and administrative costs that are listed as separate line items in an approved Work Program and Budget.

(B)                    All AFEs shall be for informational purposes only. Approval of an operation in the current Work Program and Budget shall authorise Operator to conduct the operation (subject to Article 6.7) without further authorisation from the Operating Committee.

6.7                   Overexpenditures of Work Programs and Budgets

(A)                    For expenditures on any line item of an approved Work Program and Budget, Operator shall be entitled to incur without further approve of the Operating Committee an overexpenditure for such line item up to ten percent (10%) of the authorized amount for such line item; provided that the cumulative total of all overexpenditures for a Calendar Year shall not exceed five percent (5%) of the total Work Program and Budget in question.

(B)                    At such time that Operator is certain that the limits of Article 6.7(A) will be exceeded, Operator shall furnish a supplemental AFE for the estimated overexpenditures to the Operating Committee and shall provide the Parties with full details of such overexpenditures. Operator shall promptly give notice of the amounts of overexpenditures when actually incurred.

(C)                    The restrictions contained in this Article VI shall be without prejudice to Operator’s rights to make expenditures as set out in Article 4.2(B)(11) and Article 13.5.

ARTICLE VII — OPERATIONS BY LESS THAN ALL PARTIES

7.1                   Limitation on Applicability

(A)                    No operations may be conducted in furtherance of the Contract except as Joint Operations under Article V or as Exclusive Operations under this Article VII. No Exclusive Operation shall be conducted which conflicts with a Joint Operation.

(B)                    Operations which are required to fulfill the Minimum Work obligations must be proposed and conducted as Joint Operations under Article, and may not be proposed or conducted as Exclusive Operations under this Article VII.

(C)                    Except for Exclusive Operations relating to Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompletions or Reworking of a well originally drilled to fulfill the Minimum Work Obligations, no Exclusive Operations may be proposed or conducted during any period, subperiod or extension period of the Exploration Period until the Minimum Work Obligations are fulfilled in relation to such period, subperiod or extension period.

Except for the acquisition of G & G Data beyond the acquisition of G & G Data to fulfill the Minimum Work Obligations, no Exclusive Operations may be proposed or conducted until the Minimum Work Obligations are fulfilled.

(D)                    No Party may propose or conduct an Exclusive Operation under this Article VII, unless and until such Party has properly exercised its right to propose an Exclusive Operation pursuant to Article 5.13, or is entitled to conduct an Exclusive Operation pursuant to Article X.

(E)                     Any operation that may be proposed and conducted as a Joint Operation, other than operations within an Exploitation Area, may be proposed and conducted as an Exclusive Operation, subject to the terms of this Article VII.

7.2                   Procedure to Propose Exclusive Operations

(A)                    Subject to Article 7.1, if any Party proposes to conduct an Exclusive Operation, such Party shall give notice of the proposed operation to all Parties, other than Non-Consenting Parties who have relinquished their rights to participate in such operation pursuant to Article 7.4(B) or Article 7.4(F) and have no option to reinstate such rights under Article 7.4(C). Such notice shall specify that such operation is proposed as an Exclusive Operation, the work to be performed, the location, the objectives, and estimated cost of such operation.

(B)                    Any Party entitled to receive such notice shall have the right to participate in the proposed operation.

(1)                        For proposals to Deepen, Test, Complete, Sidetrack, Plug Back, Recomplete or Rework involving the use of a drilling rig that is standing by in the Contract Area, any such Party wishing to exercise such right must so notify Operator within twenty four (24) hours after receipt of the notice proposing the Exclusive Operation.

(2)                        For proposals to develop a Discovery, any Party wishing to exercise such right must so notify the Party proposing to develop within twenty (20) Days after receipt of the notice proposing the Exclusive Operation.

(3)                        For all other proposals, any such Party wishing to exercise such right must so notify Operator within ten (10) Days after receipt of the notice proposing the Exclusive Operation.

(C)                    Failure of a Party to whom a proposal notice is delivered to properly reply within the period specified above shall constitute an election by that Party not to participate in the proposed operation.

(D)                    If all Parties properly exercise their rights to participate, then the proposed operation shall be conducted as a Joint Operation. The Operator shall commence such Joint Operation as promptly as practicable and conduct it with due diligence.

(E)                     If less than all Parties entitled to receive such proposal notice properly exercise their rights to participate, then:

(1)                       Immediately after the expiration of the applicable notice period set out in Article 7.2(B), the Operator shall notify all Parties of the names of the Consenting Parties and the recommendation of the proposing Party as to whether the Consenting Parties should proceed with the Exclusive Operation.

(2)                       Concurrently, Operator shall request the Consenting Parties to specify the Participating Interest each Consenting Party is willing to bear in the Exclusive Operation.

(3)                       Within twenty-four (24) hours after receipt of such notice, each Consenting Party shall respond to the Operator stating that it is willing to bear a Participating Interest in such Exclusive Operation equal to:

(a)                        Only its Participating Interest as stated in Article 3.2(A); or

(b)                        A fraction, the numerator of which is such Consenting Party’s Participating Interest as stated in Article 3.2(A) and the denominator of which is the aggregate of the Participating Interests of the Consenting Parties as stated in Article 3.2(A); or

(c)                         The total of its Participating Interest as contemplated by Article 7.2(E)(3)(b) plus all or any part of the difference between one hundred percent (100%) and the total of the Participating Interests subscribed by the other Consenting Parties.

(4)                       Any Consenting Party failing to advise Operator within the response period set out above shall be deemed to have elected to bear the Participating Interest set out in Article 7.2(E)(3)(b) as to the Exclusive Operation.

(5)                       If within the response period set out above, the Consenting Parties subscribe less than one hundred percent (100%) of the Participating Interest in the Exclusive Operation, the Party proposing such Exclusive Operation shall be deemed to have withdrawn its proposal for the Exclusive Operation, unless within twenty-four (24) hours of the expiry of the response period set out in Article 7.2(E)(3), the proposing Party notifies the other Consenting Parties that the proposing Party shall bear the unsubscribed Participating Interest.

(6)                       If one hundred percent (100%) subscription to the proposed Exclusive Operation is obtained, Operator shall promptly notify the Consenting Parties of their Participating Interests in the Exclusive Operation.

(7)                       As soon as any Exclusive Operation is fully subscribed pursuant to Article 7.2(E)(6) Operator (subject to Article 7.11(F)), shall commence such Exclusive Operation as promptly as practicable and conduct it with due diligence in accordance with this Agreement.

(8)                       If the Exclusive Operation is conducted, the Consenting Parties shall bear the sole liability and expense of such Exclusive Operation, with each Consenting Party bearing a fraction of such liability and expense, the numerator of which is such Consenting Party’s Participating Interest as stated in Article 3.2(A) and the denominator of which is the aggregate of the Participating Interests of the Consenting Parties as stated in Article 3.2(A), or as the Consenting Parties may otherwise agree.

(8)                       If such Exclusive Operation has not been commenced within a ninety (90) Days (excluding any extension specifically agreed by all Parties or allowed by the force majeure provisions of Article XVI) after the date of the notice given by Operator under Article 7.2(E)(6), the right to conduct such Exclusive Operation shall terminate. If any Party still desires to conduct such Exclusive Operation, notice proposing such operation must be resubmitted to the Parties in accordance with Article V, as if no proposal to conduct an Exclusive Operation had been previously made.

7.3                   Responsibility for Exclusive Operations

(A)                     The Consenting Parties shall bear in accordance with the Participating Interests agreed under Article 7.2(E) the entire cost and liability of conducting an Exclusive Operation and shall indemnify the Non-Consenting Parties from any and all costs and liabilities incurred incident to such Exclusive Operation (including but not limited to all costs, expenses or liabilities for environmental, consequential, punitive or any other similar indirect damages or losses arising from business interruption, reservoir or formation damage, inability to produce petroleum, loss of profits, pollution control and environmental amelioration or rehabilitation) and shall keep the Contract Area free and clear of all liens and encumbrances of every kind created by or arising from such Exclusive Operation.

(B)                 Notwithstanding Article 7.3(A), each Party shall continue to bear its Participating Interest share of the cost and liability incident to the operations in which it participated, including but not limited to plugging and abandoning and restoring the surface location, but only to the extent those costs were not increased by the Exclusive Operation.

7.4        Consequences of Exclusive Operations

(A)                 With regard to any Exclusive Operation, for so long as a Non-Consenting Party has the option under Article 7.4(C) to reinstate the rights it relinquished under Article 7.4(B), such Non-Consenting Party shall be entitled to have access concurrently with the Consenting Parties to all data and other information relating to such Exclusive Operation, other than G & G Data obtained in an Exclusive Operation. If a Non-Consenting Party desires to receive and acquire the right to use such G & G Data, then such Non-Consenting Party shall have the right to do so by paying to the Consenting Parties two hundred percent 200%) of the Non-Consenting Party’s Participating Interest share as set out in Article 3.2(A) of the cost incurred in obtaining such G & G Data.

If the Parties decide to drill a well or wells within the area covered by the G & G Data obtained in an Exclusive Operation, the Non-Consenting Party shall pay to the Consenting Parties three hundred percent (300%) of the Non-Consenting Party’s Participating Interest share of the cost incurred in obtaining such G & G Data which shall then become Joint Property.

(B)                 Subject to Article 7.4(C), Article 7.6(E) and Article 7.8, each Non-Consenting Party shall be deemed to have relinquished to the Consenting Parties, and the Consenting Parties shall be deemed to own, in proportion to their respective Participating Interests in any Exclusive Operation:

(1)                    All of each such Non-Consenting Party’s right to participate in further operations in the well or Deepened or Sidetracked portion of a well in which the Exclusive Operation was conducted and on any Discovery made or appraised in the course of such Exclusive Operation; and

(2)                    All of each such Non-Consenting Party’s right pursuant to the Contract to take and dispose of Hydrocarbons produced and saved:

(a)                   From the well or Deepened or Sidetracked portion of a well in which such Exclusive Operation was conducted, and

(b)                   From any wells drilled to appraise or develop a Discovery made or appraised in the course of such Exclusive Operation

(C)                 A Non-Consenting Party shall have only the following options to reinstate the rights it relinquished pursuant to Article 7.4(B):

(1)                   If the Consenting Parties decide to appraise a Discovery made in the course of an Exclusive Operation, the Consenting Parties shall submit to each Non-Consenting Party the approved appraisal program. For thirty (30) Days (or forty-eight (48) hours if the drilling rig or seismic acquisition vehicle which is to be used in such appraisal program is standing by under contract in the Contract Area) from receipt of such appraisal program, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such appraisal program. The Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the expense and liability of such appraisal program, to pay the lump sum amount as set out in Article 7.5(A) and to pay the Cash Premium as set out in Article 7.5(B).

(2)                   If the Consenting Parties decide to develop a Discovery made or appraised in the course of an Exclusive Operation, the Consenting Parties shall submit to the Non-Consenting Parties a Development Plan substantially in the form intended to be submitted to the Government under the Contract. For sixty (60) Days from receipt of such Development Plan or such lesser period of time prescribed by the contract, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such Development Plan. The Non-Consenting Party may exercise such option by notifying the Party proposing to act as Operator for such Development Plan within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the liability and expense of such Development Plan and such future operating and producing costs, to pay the lump sum amount as set out in Article 7.5(A) and to pay the Cash Premium as set out in Article 7.5(B);

(3)                   If the Consenting Parties decide to Deepen, Complete, Sidetrack, Plug Back or Recomplete an Exclusive Well and such further operation was not included in the original proposal for such Exclusive Well, the Consenting Parties shall submit to the Non-Consenting Parties the approved AFE for such further operation. For thirty (30) Days (or forty-eight (48) hours if the drilling rig or seismic acquisition vehicle which is to be used in such operation is standing by under contract in the Contract Area) from receipt of such AFE, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such operation. The Non-Consenting Party may exercise such option by notifying the Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the liability and expense of such further operation, to pay the lump sum amount as set out in Article 7.5(A) and to pay the Cash Premium as set out in Article 7.5(B).

A Non-Consenting Party shall not be entitled to reinstate its rights any other type of operation.

(D)                 If a Non-Consenting Party does not properly and within the relevant time limit exercise such option, including paying in a timely manner accordance with Article 7.5 all lump sum amounts and Cash Premiums, if any, due to the Consenting Parties, such Non-Consenting Party shall have forfeited the options as set out in Article 7.4(C) and the right to participate in the proposed program, unless such program, plan or operation is materially modified or expanded (in which case a new notice and option shall be given to such Non-Consenting Party under Article 7.4(C)).

(E)                  A Non-Consenting Party shall become a Consenting Party with regard to an Exclusive Operation at such time as the Non-Consenting Party gives notice pursuant to Article 7.4(C); provided that such Non-Consenting Party shall have paid any lump sum amount and/or Cash Premium for such Exclusive Operation as required under this Article VII. Such Non-Consenting Party shall be entitled to recover its Participating Interest share of expenses paid pursuant to Article 7.5(A) (but not the amount of any associated Cash Premium). The Participating Interest of such Non-Consenting Party in such Exclusive Operation shall be its Participating Interest set out in Article 3.2(A). The Consenting Parties shall contribute to the Participating Interest of the Non-Consenting Party in proportion to the excess Participating Interest that each received under Article 7.2(F). If all Parties participate in the proposed operation, then such operation shall be conducted as a Joint Operation pursuant to Article V.

(F)                   If after the expiry of the period in which a Non-Consenting Party may exercise its option to participate in a Development Plan the Consenting Parties desire to proceed, the Operator (or if the Operator is unwilling to act, then the Party chosen by the Consenting Parties proposing to act as Operator for such development) shall give notice to the Government under the appropriate provision of the Contract requesting a meeting to advise the Government that the Consenting Parties consider the Discovery to be a Commercial Discovery. Following such meeting such Operator for such development shall apply for an Exploitation Area (if applicable in the Contract). Unless the Development Plan is materially modified or expanded prior to the commencement of operations under such plan (in which case a new notice and option shall be given to the Non-Consenting Parties under Article 7.4(C)), each Non-Consenting Party to such Development Plan shall be deemed to have:

(a)                        Elected not to apply for an Exploitation Area covering such development; and

(b)                        Forfeited all economic interest in such Exploitation Area; and

(c)                         Assumed a fiduciary duty to exercise its legal interest in such Exploitation Area for the benefit of the Consenting Parties.

Such Non-Consenting Party shall be deemed to have withdrawn from this Agreement to the extent it relates to such Exploitation Area, even if the Development Plan is modified or expanded subsequent to the commencement of operations under such Development Plan and shall be further deemed to have forfeited all rights to such Exploitation Area including any right to participate in the construction and ownership of facilities outside such Exploitation Area designed solely for the use of such Exploitation Area.

7.5                  Premium to Participate in Exclusive Operations

(A)                 Within thirty (30) Days of the exercise of its option under Article 7.4(C), each such Non-Consenting Party shall pay in immediately available funds to the Consenting Parties in proportion to their respective Participating Interest in such Exclusive Operations a lump sum amount payable in United States Dollars. Such lump sum amount shall be equal to such Non-Consenting Party’s Participating Interest share of all liabilities and expenses, including overhead, that were incurred in every Exclusive Operation relating to the Discovery, or well, as the case may be, in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B), and that were not previously paid by such Non-Consenting Party.

(B)                 In addition to Article 7.5(A), if a Cash Premium is due, then within thirty (30) Days of the exercise of its option under Article 7.4(C) each such Non-Consenting Party shall pay in immediately available funds in United States Dollars, to such Consenting Parties in proportion to their respective Participating Interests a Cash Premium equal to the total of:

(1)                    five hundred percent (500%) of such Non-Consenting Party’s Participating Interest share of all liabilities and expenses, including overhead, that were incurred in any Exclusive Operations relating to the obtaining of the portion of the G & G Data which pertains to the Discovery, and that were not previously paid by such Non-Consenting Party; plus

(2)                    nine hundred percent (900%) of such Non-Consenting Party’s Participating Interest share of all liabilities and expenses, including overhead, that were incurred in any Exclusive Operations relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Exploration Well which made the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B), and that were not previously paid by such Non-Consenting Party; plus

(3)                    four hundred percent (400%) of the Non-Consenting Party’s Participating Interest share of all liabilities and expenses, including overhead, that were incurred in any Exclusive Operations relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Appraisal Well(s) which delineated the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B), and that were not previously paid by such Non-Consenting Party.

7.6                          Order of Preference of Operations

(A)                 Except as otherwise specifically provided in this Agreement, if any Party desires to propose the conduct of an operation that will conflict with an existing proposal for an Exclusive Operation, such Party shall have the right exercisable for five (5) Days, or twenty-four (24) hours if the drilling rig or seismic vessel to be used is standing by under contract in the Contract Area, from receipt of the proposal for the Exclusive Operation, to deliver to all Parties entitled to participate in the proposed operation such Party’s alternative proposal. Such alternative proposal shall contain the information required under Article 7.2(A).

(B)                 Each Party receiving such proposals shall elect by delivery of notice to Operator within the appropriate response period set out in Article 7.2(B) to participate in one of the competing proposals. Any Party not notifying Operator within the response period shall be deemed to have voted against the proposal.

(C)                 The proposal receiving the largest aggregate Participating Interest vote shall have priority over all other competing proposals. In the case of a tie vote, the Operator shall choose among the proposals receiving the largest aggregate Participating Interest vote. Operator shall deliver notice of such result to all Parties entitled to participate in the operation within five (5) Days of the end of the response period, or twenty-four (24) hours if the drilling rig or seismic acquisition vehicle to be used is standing by under contract in the Contract Area.

(D)                 Each Party shall then have two (2) Days (or twenty-four (24) hours if the drilling rig or seismic acquisition vehicle to be used is standing by under contract in the Contract Area) from receipt of such notice to elect by delivery of notice to Operator whether such Party will participate in such Exclusive Operation, or will relinquish its interest pursuant to Article 7.4(B). Failure by a Party to deliver such notice within such period shall be deemed an election not to participate in the prevailing proposal.

7.7                  Stand-By Costs

(A)                 When an operation has been performed, all tests have been conducted and the results of such tests furnished to the Parties, stand by costs incurred sending response to any Party’s notice proposing an Exclusive Operation for Deepening, Testing, Sidetracking, Completing, Plugging Back, Recompleting, Reworking or other further operation in such well (including the period required under Article 7.6 to resolve competing proposals) shall be charged and borne as part of the operation just completed. Stand by costs incurred subsequent to all Parties responding, or expiration of the response time permitted, whichever first occurs, shall be charged to and borne by the Parties proposing the Exclusive Operation in proportion to their Participating Interests, regardless of whether such Exclusive Operation is actually conducted.

(B)                 If a further operation is proposed while the drilling rig or seismic acquisition vehicle to be utilized is on location, any Party may request and receive up to five (5) additional Days after expiration of the applicable response period specified in Article 7.2(B) within which to respond by notifying Operator that such Party agrees to bear all stand by costs and other costs incurred during such extended response period. Operator may require such Party to pay the estimated stand by time in advance as a condition to extending the response period. If more than one Party requests such additional time to respond to the notice, stand by costs shall be allocated between such Parties on a Day-to-Day basis in proportion to their Participating Interests.

7.8                  Use of Property

(A)                 The Parties participating in any Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting or Reworking of any well drilled under this Agreement shall be permitted to use, free of cost, all casing, tubing and other equipment in the well that is not needed for operations by the Parties who originally bore the costs of the wellbore.

On abandonment of a well in which operations with differing participation have been conducted, the Parties abandoning the well shall account for all equipment in the well to the Parties who originally bore the costs of such equipment by tendering to them their respective Participating Interest shares of the value of such equipment less the cost of salvage.

(B)                 Spare capacity in equipment that is constructed pursuant to this Agreement and used for processing or transporting oil and gas after it has passed through primary separators and dehydrators (including without limitation treatment facilities, gas processing plants and pipelines) shall be available for use by any Party for Hydrocarbon production from the Contract Area on the terms set forth below. All Parties desiring to use such equipment shall nominate capacity in such equipment on a monthly basis by notice to Operator at least ten (10) days prior to the beginning of each month. Operator may nominate capacity for the Parties that originally bore the costs of the equipment if they so elect. If at any time the capacity nominated exceeds the total capacity of the equipment, the capacity of the equipment shall be allocated in the following priority: (1) first, to the Parties that originally bore the costs of the equipment up to their respective Participating Interest or if funded under a Participation Agreement, their Exploitation Participating Interest shares of total capacity, (2) second, to Parties that originally bore the costs of the equipment desiring to use capacity in excess of their Participating Interest or if funded in such proportion, Exploitation Participating Interest shares, in proportion to the Participating Interest or Exploitation Participating Interest of each such Party and (3) third, to Parties not who did not fund the costs of the equipment, in proportion to their Participating Interests in the Agreement. Parties that originality bore the costs of the equipment shall be entitled to use up to their Participating Interest or if applicable Exploitation Participating Interest share of total capacity without payment of a fee under this Article 7.8(B). Otherwise, each Party using equipment pursuant to this Article 7.8(B) shall pay to the Parties that originally bore the costs of the equipment monthly throughout the period of use an arm’s-length fee based upon third party charges for similar services in the vicinity of the Contract Area.

If no arm’s-length rates for such services are available, then the party desiring to use equipment pursuant to this Article 7.8(B) shall pay to the Parties that originally bore the costs of the equipment a monthly fee equal to (1) that portion of the total cost of the equipment, divided by the number of months of useful life established for such equipment under the tax law of the host country, that the capacity made available to such Party on a fee basis under this Article 7.8(B) bears to the total capacity of the equipment plus (2) that portion of the monthly cost of maintaining, operating and financing the equipment that the capacity made available to such Party on a fee basis under this Article 7.8(B) bears to the total capacity of the equipment.

(C)                 Payment for the use of equipment under Article 7.8(B) shall not result in an acquisition of any additional interest in the equipment by the paying Parties. However, such payments shall be included in the costs which the paying Parties are entitled to recoup under Article 7.5.

(D)                 Parties electing to use spare capacity in equipment pursuant to Article 7.8(B) shall indemnify the Parties that originally bore the costs of the equipment against any and all costs and liabilities incurred as a result of such use (including but not limited to all costs, expenses or liabilities for environmental, consequential, punitive or other similar indirect damages or losses, whether arising from business interruption, reservoir or formation damage, inability to produce petroleum, loss of profits, pollution control, environmental amelioration or rehabilitation or otherwise), but excluding costs and liabilities for which the Operator is solely responsible under Article 4.6.

7.9                  Miscellaneous

(A)                 Each Exclusive Operation shall be carried out by the Consenting Parties acting as the Operating Committee, subject to the provisions of this Agreement applied mutatis mutandis to such Exclusive Operation and subject to the terms and conditions of the Contract.

(B)                 The computation of liabilities and expenses incurred in Exclusive Operations, including the liabilities and expenses of Operator for conducting such operations, shall be made in accordance with the principles set out in the Accounting Procedure.

(C)                 Operator shall maintain separate books, financial records and accounts for Exclusive Operations which shall be subject to the same rights of audit and examination as the Joint Account and related records, all as provided in the Accounting Procedure. Said rights of audit and examination shall extend to each of the Consenting Parties and each of the Non-Consenting Parties so long as the latter are or may be, entitled to elect to participate in such operations.

(D)                 Operator, it is conducting an Exclusive Operation for the Consenting Parties, regardless of whether it is participating in that Exclusive Operation, shall be entitled to request cash advances and shall not be required to use its own funds to pay any cost and expense and shall not be obliged to commence or continue Exclusive Operations until cash advances requested have been made, and the Accounting Procedure shall apply to Operator in respect of any Exclusive Operations conducted by it.

(E)                  Should the submission of a Development Plan be approved in accordance with Article 5.9, or should any Party propose a development in accordance with Article VII, with either proposal not calling for the conduct of additional appraisal drilling, and should any Party wish to drill an additional Appraisal Well prior to development, then the Party proposing the Appraisal Well as an Exclusive Operation shall be entitled to proceed first, but without the right to future reimbursement pursuant to Article 7.5. If such an Appraisal Well is produced, the Consenting Party or Parties shall own and have the right to take in kind and separately dispose of all of the Non-Consenting Parties’ Entitlement from such Appraisal Well until the value thereof, determined in accordance with Article 7.5(F), equals one hundred percent (100%) of such Non-Consenting Parties’ Participating Interest share of all liabilities and expenses, including overhead, that were incurred in any Exclusive Operations relating to the Appraisal Well. If, as the result of drilling such Appraisal Well as an Exclusive Operation, the Party proposing to apply for an Exploitation Area decides to not develop the reservoir, then each Non-Consenting Party who voted in favor of such Development Plan prior to the drilling of such Appraisal Well shall pay to the Consenting Party the amount such Non-Consenting Party would have paid had such Appraisal Well been drilled as a Joint Operation.

(F)                   The value of Hydrocarbons received by a Consenting Party for the purposes of Article 7.9(E) shall be the weighted average price per Barrel (f.o.b the point of delivery of the Cost Oil and Profit Oil to the Consenting Parties) which such Consenting Party receives from the sale of such Hydrocarbons to non-affiliated purchasers in arms length transactions. For sales to Affiliates, the price so used shall be the price at which Hydrocarbons of similar grade, gravity and quality (adjusted for differentials in accordance with regularly established practice) were sold generally on world markets during the particular period of sale, in free and fair arms-length transactions, with due adjustments being made for differing geographical locations. Notwithstanding the fact that royalty or any other payment obligation to the Government is based on an “official” or “Government” stated price, the price used for calculation of the vale of Hydrocarbons for the purposes of Article 7.9(E) shall be the price determined in accordance with this Article 7.9(E).

(G)                 If the Operator is a Non-Consenting Party to an Exclusive Operation to develop a Discovery, then subject to obtaining any necessary Government approvals the Operator may resign as Operator for the Exploitation Area for such Discovery and the Consenting Parties shall then select a Party to serve as Operator.

ARTICLE VIII — DEFAULT

8.1                     Default and Notice

Any Party that fails to pay when due its Participating Interest share of Joint Account expenses, including cash advances and interest, shall be in default under this Agreement (a “Defaulting Party”). Operator, or any non-defaulting Party in the case Operator is the Defaulting Party, shall promptly give notice of such default to the Defaulting Party and each of the non-defaulting Parties (the “Default Notice”). The amount not paid by the Defaulting Party shall bear interest from the date due until paid in full at the Agreed Interest Rate.

8.2                     Operating Committee Meetings and Data

Beginning five (5) Business Days from the date of the Default Notice, and thereafter while the Defaulting Party remains in default, the Defaulting Party shall not be entitled to attend Operating Committee or subcommittee meetings or to vote on any matter coming before the Operating Committee or any subcommittee until all of its defaults have been remedied (including payment of accrued interest). Unless agreed otherwise by the non-defaulting Parties, the voting interest of each non-defaulting Party during this period shall be its percentage of the total Participating Interests of the non-defaulting Parties. Any matters requiring a unanimous vote of the Parties shall not require the vote of the Defaulting Party. In addition, beginning five (5) Business Days from the date of the Default Notice, and thereafter while the Defaulting Party remains in default, the Defaulting Party shall not have access to any data or information relating to Joint Operations. During this period, the non-defaulting Parties shall be entitled to trade data without such Defaulting Party’s consent, and the Defaulting Party shall have no right to any data received in such a trade unless and until its default is remedied in full. The Defaulting Party shall be deemed to have elected not to participate in any Joint Operations or Exclusive Operations that are voted upon at least five (5) Business Days after the date of the Default Notice but before all of its defaults have been remedied to the extent such an election would be permitted by Article 5.13(B) of this Agreement. The Defaulting Party shall he deemed to have approved, and shall join with the non-defaulting Parties in taking, any other actions voted on during that period.

8.3                     Allocation of Defaulted Accounts

(A)                      The Party providing the Default Notice pursuant to Article 8.1 shall include in the Default Notice to each non-defaulting Party a statement of the sum of money that the non-defaulting Party is to pay as its portion (such portion being in the ratio that each non-defaulting Party’s Participating Interest bears to the Participating Interests of all non-defaulting Parties) of the amount in default (excluding interest), subject to the terms of this Article 8.3. If the Defaulting Party remedies its default in full within five (5) Business Days from the date of the Default Notice, the notifying Party shall promptly notify each non-defaulting Party by telephone and facsimile, and the non-defaulting Parties shall be relieved of their obligation to pay a share of the amounts in default. Otherwise, each non-defaulting Party shall pay Operator, within five (5) Business Days after receipt of the Default Notice, its share of the amount which the Defaulting Party failed to pay. If any non-defaulting Party fails to pay its share of the amount in default as aforesaid, such Party shall thereupon be a Defaulting Party subject to the provisions of this Article VIII. The non-defaulting Parties which pay the amount owed by any Defaulting Party shall be entitled to receive their respective shares of the principal and interest payable by such Defaulting Party pursuant to this Article VIII.

(B)                      If Operator is a Defaulting Party, then all payments otherwise payable to Operator for Joint Account costs pursuant to this Agreement shall be made to the notifying Party instead until the default is cured or a successor Operator appointed. The notifying Party shall maintain such funds in a segregated account separate from its own funds and shall apply such funds to third party claims due and payable from the Joint Account of which it has notice, to the extent Operator would be authorized to make such payments under the terms of this Agreement. The notifying Party shall be entitled to bill or cash call the other Parties in accordance with the Accounting Procedure for proper third party charges that become due and payable during such period to the extent sufficient funds are not available. When Operator has cured its default or a successor Operator is appointed, the notifying Party shall turn over all remaining funds in the account to Operator and shall provide Operator and the other Parties with a detailed accounting of the funds received and expended during this period. The notifying Party shall not be liable for damages, losses, costs, expenses or liabilities arising as a result of its actions under this Article 8.3(B) except to the extent Operator would be liable under Article 4.6.

8.4                     Remedies

(A)                      During the continuance of a default, the Defaulting Party shall not have a right to its Entitlement which shall vest in and be the property of the non-defaulting Parties. Operator (or the notifying Party if Operator is a Defaulting Party) shall be authorized to sell such Entitlement in an arm’s-length sale on terms that are commercially reasonable under the circumstances and, after deducting all costs, charges and expenses incurred in connection with such sale, pay the net proceeds to the non-defaulting Parties in proportion to the amounts they are owed by the Defaulting

Party hereunder (and apply such net proceeds toward the establishment of a reserve fund under Article 8.4(C), if applicable) until all such amounts are recovered and such reserve fund is established. Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties. When making sales under this Article 8.4(A), the non-defaulting Parties shall have no obligation to share any existing market or obtain a price equal to the price at which their own production is sold.

(B)                 If Operator disposes of any Joint Property or any other credit or adjustment is made to the Joint Account while a Party is in default. Operator (or the notifying Party if Operator is a Defaulting Party) shall be entitled to apply the Defaulting Party’s Participating Interest share of the proceeds of such disposal, credit or adjustment against all amounts owing by the Defaulting Party to the non-defaulting Parties hereunder (and toward the establishment of a reserve fund under Article 8.4(C), if applicable). Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties.

(C)                 The non-defaulting Parties shall be entitled to apply proceeds received under Articles 8.4(A) and 8.4(B) toward the creation of a reserve fund in an amount equal to the Defaulting Party’s Participating Interest share of (i) the estimated cost to abandon any wells and other property in which the Defaulting Party participated, (ii) the estimated cost of severance benefits for local employees upon cessation of operations and (iii) any other identifiable costs that the non-defaulting Parties anticipate will be incurred in connection with the cessation of operations.

(D)                 If a Defaulting Party fails to remedy its default by the forty-fifth (45th) Day following the date of the Default Notice, then, without prejudice to any other rights available to the non-defaulting Parties to recover amounts owing to them under this Agreement each non-defaulting Party shall have the option, exercisable at anytime thereafter until the Defaulting Party has completely cured its defaults, to require that the Defaulting Party completely withdraw from his Agreement and the Contract. Such option shall be exercised by notice to the Defaulting Party and each non-defaulting Party. If such option is exercised, the Defaulting Party shall be deemed to have transferred, pursuant to Article 13.6, effective on the date of the non-defaulting Party’s notice, all of its right, title and beneficial interest in and under this Agreement and the Contract to the non-defaulting Parties. The Defaulting Party shall, without delay following any request from the non-defaulting Parties, do any and all acts required to be done by applicable law or regulation in order to render such transfer legally valid, including, without limitation, obtaining all governmental consents and approvals, and shall execute any and all documents and take such other actions as may be necessary in order to effect a prompt and valid transfer of the interests described above. The Defaulting Party shall be obligated to promptly remove any liens and encumbrances which may exist on such transferred interests. For purposes of this Article 8.4(D), each Party constitutes and appoints each other Party its true and lawful attorney to execute such instruments and make such filings and applications as may be necessary to make such transfer legally effective and to obtain any necessary consents the Government. Actions under this power of attorney may be taken by any Party individually without the joinder of the others. This power of attorney is irrevocable for the term of this Agreement and is coupled with an interest. If requested, each Party shall execute a form prescribed by the Operating Committee setting forth this power of attorney in more detail. In the event all Government approvals are not timely obtained, the Defaulting Party shall hold its Participating Interest in trust for the non-defaulting Parties who are entitled to receive the Defaulting Party’s Participating Interest. Notwithstanding the terms of Article XIII, in the absence of an agreement among the non-defaulting Parties to the contrary, any transfer to the non-defaulting Parties following a withdrawal pursuant this Article 8.4(D) shall be in proportion to the Participating interests of the non-defaulting Parties. The acceptance by a non-defaulting Party of any portion of a Defaulting Party’s Participating Interest shall no limit any rights or remedies mat the non-defaulting Party has to recover all mounts (including interest) owing under this Agreement by the Defaulting Party.

(E)                  The non-defaulting Parties shall be entitled to recover from the Defaulting Party all reasonable attorneys’ fees and all other reasonable costs sustained in the collection of amounts owing by the Defaulting Party.

(F)                   The rights and remedies granted to the non-defaulting Parties an this Agreement shall be cumulative, not exclusive, and shall be in addition to any other rights and remedies that may be available to the non-defaulting Parties. Whether at law, in equity or otherwise. Each right and remedy available to the non-defaulting Parties may be exercised from time to time and so often and in such order as may be considered expedient by the non-defaulting Parties in their sole discretion.

8.5                  Survival

The obligations of the Defaulting Party and the rights of the non-defaulting Parties shall survive the surrender of the Contract, abandonment of Joint Operations and termination of this Agreement.

8.6                  No Right of Set Off

Each Party acknowledges and accepts that a fundamental principle of this Agreement is that each Party pays its Participating Interest share of all amounts due under this Agreement as and when required. Accordingly, any Party which becomes a Defaulting Party undertakes that, in respect of either any exercise by the non-defaulting Parties of any rights under or the application of any of the provisions of this Article VIII, such Party hereby waives any right to raise by way of set off or invoke as a defense whether in law or equity, any failure by any other Party to pay amounts due and owing under this Agreement or any alleged claim that such Party may have against Operator or any Non-Operator, whether such claim arises under this Agreement or otherwise. Each Party further agrees that the nature and the amount of the remedies granted to the non-defaulting Parties hereunder are reasonable and appropriate in the circumstances.

ARTICLE IX — DISPOSITION OF PRODUCTION

9.1                  Right and Obligation to Take in Kind

Except as otherwise provided in this Article IX or in Article VIII, each Party shall have the right and obligation to own, take in kind and separately dispose of the share of total production available to it from any Exploitation Area pursuant to the Contract and this Agreement in such quantities and in accordance with such procedures as may be set forth in the offtake agreement referred to in Article 9.2 or in the special arrangements for natural gas referred to in Article 9.3. If GNPC is party to the offtake agreement, then the Parties shall endeavour to obtain its agreement to the principles set forth in this Article IX.

9.2                  Offtake Agreement for Crude Oil

If crude oil is to be produced from an Exploitation Area, the Parties shall in good faith, and not less than three (3) months prior to first delivery of crude oil, negotiate and conclude the terms of agreements to cover the offtake of crude oil produced under the Contract. GNPC may, if necessary and practicable, also be party to the offtake agreement. This offtake agreement shall, to the extent consistent with the Contract, make provision for:

(A)                 The delivery point, at which title and risk of loss of Participating interest shares of crude oil shall pass to the Parties interested (or as the Parties may otherwise agree);

(B)                 Operator’s regular periodic advice to the Parties of estimate of total available production for succeeding periods, quantities of each grade of crude oil and each Party’s share for as far ahead as is necessary for Operator and the Parties to plan offtake arrangements. Such advice shall also cover for each grade of crude oil total available production and deliveries for the preceding period, inventory and overlifts and underlifts;

(C)                 Nomination by the Parties to Operator of acceptance of their shares of total available production for the succeeding period. Such nominations shall in any one period be for each Party’s entire share of available production during that period subject to operational tolerances and agreed minimum economic cargo sizes, where applicable, or as the Parties may otherwise agree;

(D)                 Elimination of overlifts and underlifts;

(E)                  If offshore loading or a shore terminal for vessel loading is involved, risks regarding acceptability of tankers, demurrage and (if applicable) availability of berths;

(F)                   Distribution to the Parties of available grades, gravities and qualities of Hydrocarbons to ensure, to the extent Parties take delivery of their Entitlements as they accrue, that each Party shall receive in each period Entitlements of grades, gravities and qualities of Hydrocarbons from each Exploitation Area in which it participates similar to the grades, gravities and qualities of Hydrocarbons received by each other Party from that Exploitation Area in that period.

(G)                 To the extent that distribution of Entitlements on such basis is impracticable due to availability of facilities and minimum cargo sizes, if applicable, method of making periodic adjustments; and

(H)                The option, and the right of the other Parties to sell an Entitlement which a Party fails to nominate for acceptance pursuant to (C) above or of which a Party fails to take delivery, in accordance with applicable agreed procedures provided that such failure either constitutes a breach of Operator’s or Parties’ obligations under the terms of the Contract, or is likely to result in the curtailment or shut-in of production. Such sales shall be made only to the limited extent necessary to avoid disruption in Joint Operations. Operator shall give all Parties as much notice as is practicable of such situation and that a sale option has arisen. Any sale shall be of the unnominated or undelivered Entitlement as the case may be and for reasonable periods of time as are consistent with the minimum needs of the industry and in no event to exceed twelve (12) months. The right of sale shall be revocable at will subject to any prior contractual commitments. Payment terms for production sold under this option shall be established in the offtake agreement.

If an offtake agreement has not been entered into by the date of first delivery of crude oil, the Parties shall be bound by the principles set forth in this Article 9.2 until an offtake agreement has been entered into.

9.3                  Separate Agreement for Natural Gas

The Parties recognize that if natural gas is discovered it may be necessary for the Parties to enter into special arrangements for the disposal of the natural gas, which are consistent with the Development Plan and subject to the terms of the Contract.

ARTICLE X — ABANDONMENT

10.1           Abandonment of Wells Drilled as Joint Operations

(A)                 A decision to plug and abandon any well which has been drilled as a Joint Operation shall require the approval of the Operating Committee.

(B)                 Should any Party fail to reply within the period prescribed in Article 5.12(A)(1) or Article 5.12(A)(2), whichever is applicable, after delivery of notice of the Operator’s proposal to plug and abandon such well, such Party shall be deemed to have consented to the proposed abandonment.

(C)                 If the Operating Committee approves a decision to plug and abandon an Exploration Well or Appraisal Well, any Party voting against such decision may propose, within the time periods allowed by Article 5.13(A), to conduct an alternate Exclusive Operation in the wellbore. If no Exclusive Operation is timely, proposed, or if an Exclusive Operation is timely proposed but is not commenced within the applicable time periods under Article 7.2, such well shall be plugged and abandoned.

(D)                 Any well plugged and abandoned under this Agreement shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the Parties who participated in the cost of drilling such well.

(E)                  Notwithstanding anything to the contrary in this Article 10.1 elsewhere in this Agreement:

(1)                    If the Operating Committee approves a decision to plug and abandon a well from which Hydrocarbons have been produced and sold, any Party voting against the decision may propose, within five (5) days after the time specified in Article 5.6 or Article 5.12 has expired, to take over the entire well as an Exclusive Operation. Any Party originally participating in the well shall be entitled to participate in the operation of the well as an Exclusive Operation by response notice within ten (10) Days after receipt of the notice proposing the Exclusive Operation. The Consenting Parties shall be entitled to continue producing only from the Zone open to production at the time they assumed responsibility for the well and shall not be entitled to drill a substitute well in the event that the well taken over becomes impaired or fails.

(2)                    Each Non-Consenting Party shall be deemed to have relinquished free of cost to the Consenting Parties in proportion to their Participating Interests all of its interest in the wellbore of a produced well and related equipment in accordance with Article 7.4(B). The Consenting Parties shall thereafter bear all cost and liability of plugging and abandoning such well in accordance with applicable regulations, to the extent the Parties are or become obligated to contribute to such costs and liabilities, and shall indemnify the Non-Consenting Parties against all such costs and liabilities.

(3)                    Subject to Article 7.9(G), Operator shall continue to operate a produced well for the account of the Consenting Parties at the rates and charges contemplated by this Agreement, plus any additional cost and charges which may arise as the result of the separate allocation of interest in such well.

10.2           Abandonment of Exclusive Operations

This Article X shall apply mutatis mutandis to the abandonment of an Exclusive Well or any well in which an Exclusive Operation has been conducted (in which event all Parties having the right to conduct further operations in such well shall be notified and have the opportunity to conduct Exclusive Operations in the well in accordance with the provisions of this Article X).

10.3           Abandonment Security

During preparation of a Development Plan, the Parties shall negotiate and agree a security agreement, which shall be completed and executed by all Parties participating in such Development Plan prior to application for an Exploitation Area. The security agreement shall set out the amount of the provision the parties shall provide for the abandonment of operations and, required, agree the same with the Government in accordance with the Contract.

ARTICLE XI — SURRENDER, EXTENSIONS AND RENEWALS

11.1           Surrender

(A)                 If the Contract requires the Parties to surrender any portion of the Contract Area, Operator shall advise the Operating Committee of such requirement at least one hundred and twenty (120) Days in advance of the earlier of the date for filing irrevocable notice of such surrender or the date of such surrender. Prior to the end of such period, the Operating Committee shall determine pursuant to Article V the size and shape of the surrendered area, consistent with the requirements of the Contract. If a sufficient vote of the Operating Committee cannot be attained, then the proposal supported by a simple majority of the Participating Interests shall be adopted. In the event of a tie, the Operator shall choose among the proposals receiving the largest aggregate Participating Interest vote. The Parties shall execute any and all documents and take such other actions as may be necessary to effect the surrender. Each Party renounces all claims and causes of action against Operator and any other Parties on account of any area surrendered in accordance with the foregoing out against its recommendation if Hydrocarbons are subsequently discovered under the surrendered area.

(B)                 A surrender of all or any part of the Contract Area which is not required by the Contract shall require the unanimous consent of the Parties.

11.2           Extension of the Term

(A)                 A proposal by any Party to enter into or extend the term of any Exploration or Production Period or any phase of the Contract, or a proposal to extend the term of the Contract, shall be brought before the Operating Committee pursuant to Article V.

(B)                 Any Party shall have the right to enter into or extend the term of any Exploration or Production Period or any phase of the Contract or to extend the term of the Contract, regardless of the level of support in the Operating Committee. If any Party or Parties take such action, any Party not wishing to extend shall have a right to withdraw, subject to the requirements of Article XIII.

ARTICLE XII — TRANSFER OF INTEREST OR RIGHTS

12.1           Obligations

(A)                 Subject always to the requirements of the Contract, the transfer of all or part of a Party’s Participating Interest, excepting transfers pursuant to Article VIII or Article XIII, shall be effective only if it satisfies the terms and conditions of this Article XII.

(B)                 Except in the case of a Party transferring all of its Participating interest or in the case of a transfer by a Party whose initial Participating Interest is less than five per cent (5%), no transfer shall be made by any Party which results in the transferor or the transferee holding a Participating Interest of less than five percent (5%) or holding any interest other than a Participating Interest in the Contract, the Contract Area (or a part of the Contract Area) and this Agreement.

(C)                 The transferring Party shall, notwithstanding the transfer, be liable to the other Parties for any obligations, financial or otherwise, which have vested, matured or accrued under the provision of the Contract or this Agreement prior to such transfer. Such obligations shall include, without limitation, any proposed expenditure approved by the Operating Committee prior to the transferring Party notifying the other Parties of its proposed transfer.

(D)                 The transferee shall have no rights in and under the Contract, the Contract Area, and this Agreement unless and until it obtains any necessary approval of the Government and expressly undertakes in an instrument satisfactory to the other Parties to perform the obligations of the transferor under the Contract and this Agreement in respect of the Participating Interest being transferred and furnishes any guarantees required by the Government.

(E)                  A transferee other than an Affiliate and/or a Party shall have no rights in and under the Contract, the Contract Area, or this Agreement unless each Party has consented in writing to such transfer, which consent shall not be unreasonably refused or delayed and shall be refused only if such transferee fails to establish to the satisfaction of each Party its capability to perform its obligations under the Contract and this Agreement.

(F)                   Nothing contained in this Article XII shall prevent a Party from mortgaging, pledging, charging or otherwise encumbering all or part of its interest in the Contract Area and in and under this Agreement for the purpose of security relating to finance provided that:

(1)                    such Party shall remain liable for all obligations relating to such interest;

(2)                    the encumbrance shall be subject to any necessary approval of the Government and be expressly subordinated to the rights of the other Parties under this Agreement; and

(3)                    such Party shall ensure that any such mortgage, edge, charge or encumbrance shall be expressed to be without prejudice to the provisions of this Agreement.

(G)                 With the sole exceptions of

(a)                    the currency proposed transfer by Kosmos of a twenty per cent (20%) Participating Interest to Anadarko WCTP Company and

(b)                    the anticipated transfers during 2006 by Tullow of a Participating Interest to an as yet unidentified third party and to Tullow of a Participating Interest from an existing Party any intended transfers of all or a portion of Participating Interest, whether directly or indirectly by assignment, merger, consolidation, or sale of stock or shares or other conveyance, other than to an Affiliate, shall be subject to the following procedure:

(1)         Once the intended transferor Party and a proposed transferee (being a third party or a Party) have negotiated the final terms and conditions of an intended transfer, such final terms and conditions shall be disclosed in reasonable detail to all Parties in a notice from the transferor. Each Party shall have the right to acquire the Participating Interest from the transferor on the same terms and conditions agreed to by the proposed transferee if, within thirty (30) Days of transferor’s notice, such Party delivers to all other Parties a counter-notification that it accepts the agreed upon terms and conditions of the transfer without reservations or conditions. If no Party delivers such counter-notification, the intended transfer to the proposed transferee may be made, subject to the other provisions of this Article XII under terms and conditions no more favorable to the transferee than those set forth in the notice to the Parties, provided that the transfer shall be concluded within one hundred eighty (180) Days from the date of the notice plus such reasonable additional period as nay be required to secure governmental approvals.

(2)         If more than one Party counter-notifies that it intends to acquire the Participating Interest which is the subject of the proposed transfer, then each such Party shall acquire a proportion of the Participating Interest to be transferred equal to the ratio of its own Participating Interest to the total Participating Interests of all the counter-notifying Parties, unless they otherwise agree.

(3)         In the event that a Party’s proposed transfer of part or all of its Participating Interest involve consideration other than cash or involves other properties included in a wider transaction (package deal) then the Participating interest (or part thereof) shall be allocated a reasonable and justifiable cash value by the transferor in any notification to the other Parties. Such other Parities may satisfy the requirements of this Article 12.1(G) by agreeing to pay such cash value in lieu of the consideration payable in the third-party offer.

12.2           Rights

Each Party shall have the right, subject to the provisions of Article 12.1, to freely transfer its Participating interest.

ARTICLE XIII — WITHDRAWAL FROM AGREEMENT

13.1           Right of Withdrawal

(A)                 Subject to the provisions of this Article XIII, any Party may withdraw from this Agreement and the Contact by giving notice to all other Parties stating its decision to withdrawal. Such notice shall be unconditional and irrevocable when given, except as may be provided in Article 13.7.

(B)                 The effective date of withdrawal for a withdrawing Party sha1l be the end of the calendar month following the calendar month in which the notice of withdrawal is given, provided that if all Parties elect to withdraw, the effective date of withdrawal for each Party shall be the date determined by Article 13.9.

13.2           Partial or Complete Withdrawal

(A)                 Within thirty (30) Days of receipt of each withdrawing Party’s notification, each of the other Parties may also give notice that it desires to withdraw from this Agreement and the Contract. Should all Parties give notice of withdrawal, the Parties shall proceed to abandon the Contract Area and terminate the Contract and this Agreement. If less than all of the Parties give such notice of withdrawal, then the withdrawing Parties shall take all steps to withdraw from the Contract and this Agreement on the earliest possible date and execute and deliver all necessary instruments and documents to assign their Participating Interest to the Parties which are not withdrawing, without any compensation whatsoever, in accordance with the provisions of Article 13.6.

(B)                 Any Party withdrawing under Article 11.2 or under this Article XIII shall withdraw from the entirety of the Contract Area, including all Exploration Areas and all Discoveries made prior to such withdrawal, and thus abandon to the other Parties not joining in its withdrawal all its rights to recover Petroleum Costs generated by operations after the effective date of such withdrawal and all rights in associated Joint Property.

13.3           Rights of a Withdrawing Party

A withdrawing Party shall have the right to receive its Entitlement of Hydrocarbons produced through the effective date of its withdrawal. The withdrawing Party shall be entitled to receive all information to which such Party is otherwise entitled under this Agreement until the effective date of its withdrawal. After giving its notification of withdrawal, a Party shall not be entitled to vote on any matters coming before the Operating Committee, other than matters for which such Party has financial responsibility.

13.4           Obligations and Liabilities of a Withdrawing Party

(A)                 A withdrawing Party shall, following its notification of withdrawal, remain liable only for its share of the following:

(1)                    Costs of Joint Operations, and Exclusive Operations in which it has agreed to participate, that were approved by the Operating Committee or Consenting Parties as part of a Work Program and Budget or AFE prior to such Party’s notification of withdrawal, regardless of when they are actually incurred;

(2)                    Any Minimum Work Obligations for the current period or phase of the Contract, and for any subsequent period or phase which has been approved pursuant to Article 11.2 and with respect to which such Party has failed to timely withdraw under Article 13.4(B);

(3)                    Emergency expenditures as described in Articles 4.2(B)(11) and 13.5;

(4)                    All other obligations and liabilities of the Parties or Consenting Parties, as applicable, with respect to acts or omissions under this Agreement prior to the effective date of such Party’s withdrawal for which such Party would have been liable, had it not withdrawn from this Agreement; and

(5)                    In the case of a partially withdrawing Party, any costs and liabilities with respect to Exploitation Areas, Commercial Discoveries and Discoveries from which it has not withdrawn.

The obligations and liabilities for which a withdrawing Party mains liable shall specifically include its share of any costs of plugging and abandoning wells or portions of wells in which participated (or was required to bear a share of the costs pursuant to Article 13.4(A) to the extent such costs of plugging and abandoning are payable by the Parties under the Contract. Any liens, charges and other encumbrances which the withdrawing Party placed on such Party’s Participating Interest prior to its withdrawal shall be fully satisfied or released, at the withdrawing Party’s expense prior to its withdrawal. A Party’s withdrawal shall not relieve it from liability to the no-withdrawing Parties with respect to any obligations or liabilities attributable to the withdrawing Party under this Article XIII merely because they are not identified or identifiable at the time of withdrawal.

(B)                  Notwithstanding the foregoing, a Party shall not be liable for any operations or expenditures it voted against (other than operations and expenditures described in Article 13.4(A)(2) or 13.4(A)(3)) if it sends notification of its withdrawal within five (5) Days (or within twenty-four (24) hours if the drilling rig to be used in such operation is standing by on the Contract Area) of the Operating Committee vote approving such operation or expenditure. Likewise, a Party voting against voluntarily entering into or extending of an Exploration Period or Production Period or any phase of the Contract or voluntarily extending the Contract shall not be liable for the Minimum Work Obligations associated therewith provided that it sends notification of its withdrawal within thirty (30) Days of such vote pursuant to Article 11.2.

13.5           Emergency

If a well goes out of control or a fire, blow out, sabotage or other emergency occurs prior to the effective date of a Party’s withdrawal, the withdrawing Party shall remain liable for its Participating Interest share of the costs of such emergency, regardless of when they are actually incurred.

13.6           Assignment

A withdrawing Party shall assign its Participating Interest free of cost to each of the non-withdrawing Parties in the proportion which each of their Participating Interests (prior to the withdrawal) bears to the total Participating Interests of all the non-withdrawing Parties (prior to the withdrawal), unless the non-withdrawing Parties agree otherwise. The expenses associated with the withdrawal and assignments shall be borne by the withdrawing Party.

13.7           Approvals

A withdrawing Party shall promptly join in such actions as may be necessary or desirable to obtain any Government approvals required in connection with the withdrawal and assignments. The non-withdrawing Parties shall use reasonable efforts to assist the withdrawing Party in obtaining such approvals. Any penalties or expenses incurred by the Parties in connection with such withdrawal shall be borne by the withdrawing Party.

If the Government does not approve a Party’s withdrawal and assignment to the other Parties, then the withdrawing Party shall at its option either (1) retract its notice of withdrawal by notice to the other Parties and remain a party as if such notice of withdrawal had ever been sent or (2) hold its Participating Interest in trust for the sole and exclusive benefit of the non-withdrawing Parties with the right to be reimbursed by the non-withdrawing Parties for any subsequent costs and liabilities incurred by it for which it would not have been liable, had it successfully withdrawn.

13.8           Security

(A)                A Party withdrawing from this Agreement and the Contract pursuant to this Article XIII shall provide security satisfactory to the other Parties to satisfy any obligations or liabilities which were approved or accrued prior to notice of withdrawal, but which become due after its withdrawal, including, without limitation, security to cover the costs of an abandonment, if applicable.

(B)                  Failure to provide Security shall constitute default under this Agreement.

(C)                  “Security’’ means a standby letter of credit issued by a bank, or an on demand bond issued by a surety corporation, such bank or corporation having a credit rating indicating it has sufficient worth to pay its obligations in all reasonably foreseeable circumstances or, failing the provision of either of those, cash deposited in an escrow account with the withdrawal rights granted to Operator.

13.9           Withdrawal or Abandonment by all Parties

In the event all Parties decide to withdraw, the Parties agree that they shall be bound by the terms and conditions of this Agreement for so long as may be necessary to wind up the affairs of the Parties with the Government, to satisfy any requirements of applicable law and to facilitate the sale, disposition or abandonment of property or interests held by the Joint Account.

ARTICLE XIV — RELATIONSHIP OF PARTIES AND TAX

14.1           Relationship of Parties

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create a mining or other partnership, joint venture or association or (except as explicitly provided in this Agreement) a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under his Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

14.2           Tax

Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party’s share of all contract obligations under the Contract and under this Agreement. Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations. The Parties intend that all income and all tax benefits (including, but not limited to, deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated by the Government tax authorities to the Parties based on the share of each tax item actually received or borne by each Party. If such allocation is not accomplished due to the application of the laws and regulations of the Government or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended. Operator shall provide each Party, in a timely manner and at such Party’s sole expense, with such information with respect to Joint Operations as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding.

14.3           United States Tax Election

(A)                If, for United States federal income tax purposes, this Agreement and the operations under this Agreement are regarded as a partnership (and if the Parties have not agreed to form a tax partnership), each “U.S. Party” (as defined below) elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A” of the United States Internal Revenue Code of 1986, as amended (the “Code”), to the extent permitted and authorized by Section 761(a) of the Code and the regulations promulgated under the Code. Operator is authorised and directed to execute and file for each U.S. Party such evidence or this election as may be required by the Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by United States Treasury Regulations Sections 1.761-2 and 1.6031(a)-1(b)(5), and shall provide a copy thereof to each U.S. Party. Should there be any requirement that any U.S. Party give further evidence of this election, each U.S Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election.

(B)                  No Party shall give any notice or take any other action inconsistent with the election made above. If any income tax laws of any state or other political subdivision of the United States or any future income tax laws of the United States or any such political subdivision contain provisions similar to those in Subchapter “K”, Chapter1, Subtitle “A” of the Code, under which an election similar to that provided by Section 761(a) of the Code is permitted, each U.S. Party shall make such elections as may be permitted or required by such laws. In making the foregoing election, each U.S. Party states that the income derived by it from operations under this Agreement can be adequately determined without the computation of partnership taxable income.

(C)                  For the purposes of this Article XIV, “U.S. Party” shall mean any Party which is subject to the income tax law of the United States in respect of operations under this Agreement.

(D)                 No activity shall be conducted under this Agreement that would cause any Party that is not a U.S. Party to be deemed to be engaged in a trade or business within the United States under applicable tax laws and regulations.

(E)                   A Party which is not a U.S. Party shall not be required to do any act or execute any instrument which might subject it to the taxation jurisdiction of the United States.

ARTICLE XV — CONFIDENTIAL INFORMATION

15.1           Confidential Information

(A)                Subject to the provisions of the Contract, the Parties agree that all information and data acquired or obtained by any Party in respect of Joint Operations shall be considered confidential and shall be kept confidential and not be disclosed during the term of the Contract to any person or entity not a Party to this Agreement, except:

(1)                     To an Affiliate, provided such Affiliate maintains confidentiality as provided in this Article XV;

(2)                     To a governmental agency or other entity when required by the Contract;

(3)                     To the extent such data and information is required to be furnished in compliance with any applicable laws or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

(4)                     To prospective or actual contractors, consultants and attorneys employed by any Party where disclosure of such data or information is essential to such contractor’s, consultant’s or attorney’s work;

(5)                     To a bona fide prospective transferee of a Party’s Participating Interest (including an entity with whom a Party or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s shares);

(6)                     To a bank or other financial institution to the extent appropriate to a Party arranging for funding;

(7)                     To the extent such data and information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates; provided that if any Party desires to disclose information in an annual or periodic report to its or its Affiliates’ shareholders and to the public and such disclosure is not required pursuant to any rules or requirements of any government or stock exchange, then such Party shall comply with Article 19.2;

(8)                     To its respective employees for the purposes of Joint Operations, subject to each Party taking customary precautions to ensure such data and information is kept confidential;

(9)                     Any data or information which, through no fault of a Party, becomes a part of the public domain.

(B)                  Disclosure as pursuant to Article 15.1(A), (4), (5), and (6) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the data and information strictly confidential pursuant to the terms of the Contract and not to use or disclose the data and information except for the express purpose for which disclosure is to be made.

15.2           Continuing Obligations

Any Party ceasing to own a Participating Interest during the term of this Agreement shall nonetheless remain bound by the obligations of confidentiality in Article 15.1 and any disputes shall be resolved in accordance with Article XVIII.

15.3           Proprietary Technology

Nothing in this Agreement shall require a Party to divulge proprietary technology to the other Parties; provided that where the cost of development of proprietary technology has been charged to the Joint Account, such proprietary technology shall be disclosed to all Parties bearing a portion of such cost and may be used by any such Party or its Affiliates in other operations.

15.4           Trades

Notwithstanding the foregoing provisions of this Article XV, Operator may, with approval of the Operating Committee, make well trades and data trades for the benefit of the Parties, with any data so obtained to be furnished to all Parties who participated in the cost of the data that was traded. Operator shall cause any third party to such trade to enter into an undertaking to keep the traded data confidential.

ARTICLE XVI — FORCE MAJEURE

16.1           Obligations

If as a result of Force Majeure any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due or to furnish security then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period. The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments. Such notice shall give reasonably full particulars of the Force Majeure, and also estimate the period of time which the Party will probably require to remedy the Force Majeure. The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in an economic manner, but shall not be obligated to settle any labor dispute except on terms acceptable to it and all such disputes shall be handled within the sole discretion of the affected Party.

16.2           Definition of Force Majeure

For the purposes of this Agreement, “Force Majeure” shall have the same meaning as is set out in the Contract.

ARTICLE XVII — NOTICES

17.1           Notices

Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement, shall be in writing, in English and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to such Parties as designated below. Oral communication does not constitute notice for purposes of this Agreement, and telephone numbers for the Parties are listed below as a matter of convenience only. The originating notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. The second or any responsive notice shall be deemed delivered when received “Received” for purposes of this Article XVII shall mean actual delivery of the notice to the address of the Party to be notified specified in accordance with this Article XVII. Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to all other Parties.

Tullow Ghana Limited

PO Box 532

Channel House

Green Street

St. Helier

Jersey

Channel Islands

JE4 5LW

Attention:	Exploration Manager
Telephone:	+44 1534 883800
Telefax:	+44 1534 883801

Copy to:

Tullow Oil plc

5th Floor

Block C

Central Park

Leopardstown

Dublin 18

Ireland

Attention: West Africa Exploration Manager

Tel: +353 1 213 7300

Fax: +353 1 293 0400

Sabre Oil and Gas Limited

4 Rubislaw Place

Aberdeen

AB10 1XN

Attention: Managing Director

Tel: +44 1244 649 400

Fax: +44 1244 649 700

Kosmos Energy Ghana HC

c/o Kosmos Energy, LLC

8401 N. Central Expressway

Suite 280

Dallas

Texas 75225

USA

Attention: Mr. W. Greg Dunlevy

Tel: + 1 214 363 0700

Fax: + 1 214 363 9024

ARTICLE XVIII — APPLICABLE LAW AND DISPUTE RESOLUTION

18.1           Applicable Law

This Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of England, excluding any choice of law rules which would refer the matter to the laws of another jurisdiction.

18.2           Dispute Resolution

(A)                Any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement or the operations carried out under this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by arbitration in accordance with this Article 18.2. Any Party may submit such a dispute, controversy or claim to arbitration by notice to the other Parties.

(B)                  The arbitration shall be heard and determined by three (3) arbitrators. Each side shall appoint an arbitrator of its choice within sixty (60) Days of the submission of a notice of arbitration. The Party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within sixty (60) Days following the appointment of both Party-appointed arbitrators. If the Party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal and/or me Party refuses to appoint it Party-appointed arbitrator within said sixty (60) Day period, the appointing authority for the implementation of such procedure shall be the London Court of International Arbitration (“LCIA”), who shall, appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. All decisions and awards by the arbitration tribunal shall be made by majority vote.

(C)                  Unless otherwise expressly agreed in writing by the Parties to the arbitration proceedings:

(1)                     The arbitration proceedings shall be held in London, England;

(2)                     The arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language;

(3)                     The arbitrator(s) shall be and remain at all times wholly independent and impartial;

(4)                     The arbitration proceedings shall be conducted under the Arbitration Rules of the LCIA in effect on the Effective Date;

(5)                     Any procedural issues not determined under the arbitral rules selected pursuant to Article 18.2(C)(4) shall be determined by the arbitration act and any other applicable laws of England, other than those laws which would refer the matter to another jurisdiction;

(6)                    The costs of the arbitration proceedings (including attorneys’ fees and costs) shall be borne in the manner determined by the arbitrations);

(7)                    The decision of the sole arbitrator or a majority of the arbitrators, as the case may be, shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accountings presented to the arbitrators made and promptly paid in U.S. dollars free of any deduction or offset; and any costs or fees incident to enforcing the award, shall to the maximum extent permitted by law be charged against the Party resisting such enforcement;

(8)                    Consequential, punitive or other similar damages shall not be allowed except those payable to third parties for which liability is allocated among the Parties by the arbitral award or as expressly provided pursuant to the terms of this Agreement;

(9)                    The award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at the Agreed Interest Rate; and

(10)              Judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the Party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

(11)              For purposes of allowing the arbitration provided in this Article XVIII, the enforcement and execution of any arbitration decision and award, and the issuance of any attachment or other interim remedy, am governmental body or agency, including if applicable GNPC, which becomes a Party to this Agreement agrees to waive all sovereign immunity by whatever name or title with respect to disputes, controversies or claims arising out of or in relation to or in connection with this Agreement or the operations earned out under this Agreement.

(12)              The arbitration shall proceed in the absence of Party who, after due notice, fails to answer or appear. An award shall not be made solely on the default of Party, but the arbitrator(s) shall require the Party who is present to submit such evidence as the arbitrator(s) may determine is reasonably required to make an award.

(13)              If an arbitrator should die, withdraw or otherwise become incapable of serving, or refuse to serve, a successor arbitrator shall be selected and appointed in the same manner as the original arbitrator.

(14)              The arbitral award shall state the names of the arbitrators, the names and addresses of the parties, the names of the parties’ representatives, if any, and the date and place where the award was made and shall be signed by each arbitrator (or by a majority of the arbitrators with a statement that a minority of the arbitrators have refused to sign).

ARTICLE XIX — GENERAL PROVISIONS

19.1           Conflicts of Interest

(A)                Operator undertakes that it shall avoid any conflict of interest between its own interests (including the interests of Affiliates) and the interests of the other Parties in dealing with suppliers, customers and all other organisations or individuals doing or seeking to do business with the Parties in connection with activities contemplated under this Agreement.

(B)                  The provisions of the preceding paragraph shall not apply to:-

(1)                     Operator’s performance which is in accordance with the local preference laws or policies of the Government; or

(2)                     Operator’s acquisition of products or services from an Affiliate, or the sale thereof to an Affiliate, made in accordance with the terms of this Agreement.

19.2           Public Announcements

(A)                Operator shall be responsible for the preparation and release of all public announcements and statements regarding this Agreement or the Joint Operations; provided that, no public announcement or statement shall be issued or made unless prior to its release all the Parties have been furnished with a copy of such statement or announcement and the approval of the Operating Committee has been obtained. Where a public announcement or statement becomes necessary or desirable because of danger to or loss of life, damage to property or pollution as a result of activities arising under this Agreement, Operator is authorized to issue and make such announcement or statement without prior approval of the Parties, but shall promptly furnish all the Parties with a copy of such announcement or statement.

(B)                  If a Party wishes to issue or make any public announcement or statement regarding this Agreement or the Joint Operations, it shall not do so unless prior to its release, such Party furnishes all the Parties with a copy of such announcement or statement, and obtains the approval of the Operating Committee; provided that, notwithstanding any failure to obtain such approval, no Party, shall be prohibited from issuing or making any such public announcement or statement if it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates as set forth in Articles 15.1(A)(3) and (7).

19.3                        Successors and assigns

Subject to the limitations on transfer contained in Article XII, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

19.4                        Waiver

No waiver by an Party of any one or more defaults by another Party the performance of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character. Except as expressly provided in this Agreement no Party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waives, release or modify such right.

19.5                        Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

19.6                        Modifications

Except as is provided in Articles 11.2(B) and 19.5, there shall be no modification of this Agreement or the Contract except by written consent of all Parties.

19.7                        Headings

The topical hearings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

19.8                        Singular and Plural

Reference to the singular includes a reference to the plural and vice versa.

19.9                        Gender

Reference to any gender includes a reference to all other genders.

19.10                 Counterpart Execution

This Agreement is executed in any number of original counterparts and each such counterpart shall be deemed an original Agreement for all purposes provided no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. For purposes of assembling all counterparts into one document, Operator is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

19.11                 Warranties as to Payments, Gifts and Loans

(A)      Each Party warrants that it and its Affiliates have not made, offered, or authorized and will not make, offer or authorize with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any public official (i.e. any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage would violate (i) the applicable laws of Ghana; (ii) the laws of the country of incorporation of such Party or such Party’s ultimate parent company and of the principal place of business of such ultimate parent company; or (iii) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the convention’s Commentaries. Each Party shall defend, indemnify and hold the other Parties harmless from and against any and all claims, damages, losses, penalties, costs and expenses arising from our related to, any breach by such first Party of such warranty. Such indemnify obligation shall survive termination or expiration of this Agreement. Each Party shall in good time (i) respond in reasonable detail to any notice from any other Party reasonably connected with the above-stated warranty; and (ii) furnish applicable documentary support for such response upon request from such other Party;

(B)        Each Party agrees to (i) maintain adequate internal controls; (ii) properly record and report all transactions; and (iii) comply with the laws applicable to it. Each Party must rely on the other Party’s system of internal controls, and on the adequacy of the full disclosure of the facts, and of financial and other data regarding the Joint Operations undertaken under this Agreement. No Party is in any way authorized to take any action on behalf of another Party that would result in an inadequate or inaccurate recording and reporting of assets, liabilities or any other transactions, or which would put such Party in violation of its obligations under the laws applicable to the operations under this Agreement.

19.12                 Entirety

This Agreement is the entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior understandings and negotiations of the Parties.

19.13                 Rights of Third Parties

Without prejudice to the rights of any Indemnitee pursuant to Article 46, no person other than the Parties shall have any rights under this Agreement or  considered a third party beneficiary hereto and no person shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

IN WITNESS of their agreement each Party has caused its duly authorized representative to sign this instrument on the date indicated below such representative’s signature.

TULLOW GHANA LIMITED

By:	/s/ TULLOW GHANA LIMITED

(Print or type name)

Title:

Date:

SABRE OIL AND GAS LIMITED

By:	/s/ SABRE OIL AND GAS LIMITED

(Print or type name)

Title:

Date:

KOSMOS ENERGY GHANA HC

By:	/s/ KOSMOS ENERGY GHANA HC

(Print or type name)

Title:

Date:

EXHIBIT A

Deepwater Tano, Ghana

ACCOUNTING PROCEDURE

TABLE OF CONTENTS

SECTION 1 — GENERAL PROVISIONS		65
1.1	Purpose	65
1.2	Conflict with Agreement	65
1.3	Definitions	65
1.4	Joint Account Records and Currency Exchange	66
1.5	Statements and Billings	66
1.6	Payments and Advances	67
1.7	Adjustments	69
1.8	Audits	69
1.9	Allocations	71
SECTION 11 — DIRECT CHARGES		71
2.1	Licences, Permits, etc	71
2.2	Salaries, Wages and Related Costs	71
2.3	Offices, Camps and Miscellaneous Facilities	73
2.4	Material	72
2.5	Exclusively Owned Equipment and facilities of Operator and Affiliates	73
2.6	Services	73
2.7	Affiliate Overheads	75
2.8	Insurance	74
2.9	Damages and Losses to Property	76
2.10	Litigation and Legal Expenses	77
2.11	Taxes and Duties	76
2.12	Training Costs	76
2.13	Ecological and Environmental	77
2.14	Cecommissioning (Abandonment) and Reclamation	78
2.15	Other Expenditures	77
SECTION III - ACQUISITION OF MATERIAL		77
3.1	Acquisitions	77
3.2	Materials Furnished by Operator	77
3.3	Premium Prices	79
3.4	Warranty of Material Furnished by Operator	78
SECTION IV - DISPOSAL OF MATERIALS		79
4.1	Disposal	79
4.2	Material Purchased by a Party or Affiliate	79
4.3	Sale to Third Parties	79
SECTION V - INVENTORIES		80
5.1	Periodic Inventories — Notice and Representation	80
5.2	Special Inventories	80

EXHIBIT “A”

ACCOUNTING PROCEDURE

Attached to and made part of the Operating Agreement, hereinafter called the “Agreement” effective as of the • day of • 2006 by and between Tullow Ghana Limited, Sabre Oil and Gas Limited and Kosmos Energy Ghana HC.

SECTION 1 — GENERAL PROVISIONS

1.1                               Purpose

1.1.1                        The purpose of the Accounting Procedure is to establish equitable methods for determining charges and credits applicable to operations under the Agreement which reflect the costs of Joint Operations to the end that no Party shall gain or lose in relation to other Parties.

It is intended that approval of the Work Programme and Budget and AFEs as provided in the Agreement shall constitute approval of the rates and allocation methods used therein to currently charge the Joint Account. All rates and allocation methods contained in Work Programmes, Budgets and AFEs as provided in this agreement shall be in accordance with Article 1.9, but subject to verification by audit and adjustment to actual at a later date as provided in the Accounting Procedure.

1.1.2                        The Parties agree, however, that if the methods prove unfair or inequitable to Operator or Non-Operators, the Parties shall meet and in good faith endeavour to agree on changes in methods deemed necessary to correct any unfairness or inequity.

1.2                               Conflict with Agreement

In the event of a conflict between the provisions of this Accounting Procedure and the provisions of the Agreement to which this Accounting Procedure is attached, the provisions of the Agreement shall prevail.

1.3                               Definitions

The definitions contained in Article 1 of the Agreement to which this Acounting Procedure is attached shall apply to this Accounting Procedure and have the same meanings when used herein. Certain terms used herein are defined as follows:

“Accrual basis” means that basis of accounting under which costs and benefits are regarded as applicable to the period in which the liability for the costs is incurred or the right to the benefit arises, regardless of when invoiced, paid or received.

“Material” shall mean Personal Property, equipment, or supplies acquired for Joint Operations.

“Personal Property means any Joint property which is moveable or not permanently affixed to the ground or sea floor or which has been so affixed or can be removed without unreasonable damage to such property.

1.4                               Joint Account Records and Currency Exchange

1.4.1                        Operator shall at all times maintain and keep true and correct records of the production and disposition of all liquid and gaseous Hydrocarbons and of all costs and expenditures under the Agreement, as well as other data necessary or proper for the settlement of accounts between the Parties hereto in connection with their rights and obligations under the Agreement. The Operator will be responsible for the fiscal obligations relating to the Joint Operations save in respect of those taxes which are the legal responsibility of the Government, GNPC or each of the Parties.

1.4.2                        Operator shall maintain accounting records pertaining to Joint Operations in accordance with the Contract and generally accepted accounting practices used in the international petroleum industry and any applicable statutory obligations of Ghana as well as the provisions of the Contract and the Agreement.

1.4.3                        Joint Account records shall be maintained by Operator in the English language and in United Slates of America (“US”) currency and in such other language and currency as may be required by the laws of Ghana or the Contract. Conversions of currency shall be recorded at the rate actually experienced in that conversion. Currency translations for expenditures and receipts shall be recorded at the rate establish by the standard accounting procedures of the Operator which is currently the arithmetic average of the buying and selling rates at the close of business on the last Business Day of the previous month as quoted by Barclays Bank. London, or if not published, the London Financial Times.

1.4.4                        Any realised currency exchange gain or losses shall be credited or charged to the Joint Account, except as otherwise specified in this Accounting Procedure.

1.4.5                        This Accounting Procedure shall apply, mutatis mutandis, to Exclusive Operations in the same manner that it applies to Joint Operations; provided, however, that the charges and credits applicable to Consenting Parties shall be distinguished by an Exclusive Operation Account. For the purpose of determining and calculating the remuneration of the Consenting Parties, including the premiums for Exclusive Operations, the costs and expenditures shall be expressed in US currency (irrespective of the currency in which the expenditure was incurred).

1.4.6                        The Accruals Basis for accounting shall be used in preparing accounts concerning the Joint Operations.

1.5                               Statements and Billings

1.5.1                        Unless otherwise agreed by the Parties, Operator shall issue monthly to each Party, on or before the last Day of each month, statements of the costs and expenditures incurred during the prior month, indicating by appropriate classification the nature thereof, the corresponding budget category AFE and the portion of such costs charged to each of the Parties.

These statements, as a minimum, shall contain the following information:

•                                          Advances of funds received from each Party;

•                                          the share of each Party in total expenditures;

•                                          the accrued expenditures

•                                          the current account balance of each Party; and

•                                          summary of costs, credits and expenditures on a current month, year-to-date and inception-to-date basis;

•                                          details of unusual charges and costs in excess of US$500,000.

1.5.2                        Operator shall, upon request, furnish a description of the accounting classifications used by it.

1.5.3                        Amounts included in the statements and billings shall be expressed in US currency.

1.5.4                        Each Party shall be responsible for preparing its own accounting and tax reports to meet the requirements of Ghana and of all other countries to which it may be subject. Operator, to the extent that the information is reasonably available from the Joint Account records, shall provide Parties in a timely manner with the necessary statements to facilitate the discharge of such of such responsibility.

1.6                               Payments and Advances

1.6.1                        Upon approval of any Work Programme, Budget and AFE, if Operator so requests, each Party shall advance its share of estimated cash requirements for the succeeding month’s operations. Each such cash call shall be equal to the Operator’s estimate of the money to be spent in the currencies required to perform its duties under the approved Work Programme and Budget during the month concerned. The Operator may determine that the cash to be called for a month may be paid in separate amounts within the month. For information purposes the cash call shall contain an estimate of the funds required for the succeeding two (2) months.

1.6.2                        Each such cash call, detailed by major budget categories and AFE shall be made in writing and delivered to all Parties not less than fifteen (15) Days before the payment due date. The due date for payment of such advances shall be set by Operator but shall be no sooner than the first Business Day of the month for which the advances are required. All advances shall be made without bank charges. Any charges related to receipt of advances from a Non-Operator shall be borne by that Non-Operator.

1.6.3                        Each Party shall wire transfer it share of the full amount of each such cash call to Operator on or before the due date, in US dollars at a bank designated by Operator. For all payments made by the Operator in currencies other than US dollars, the Operator shall request payment from the Parties in US dollars. It is the intent that none of the Parties shall experience an exchange gain or loss at the expense of, or to the benefit of, the other Parties. If currency provided by a Non-Operator is other than US Dollars, then the entire cost of converting to US Dollars shall be borne by the Non-Operator.

1.6.4                        Notwithstanding the provisions of Section 1.6.2, should Operator be required to pay any sums of money for the Joint Operations which were unforeseen at the time of providing the Parties with said estimates of its requirements, Operator may make a written request of the Parties for special advances covering the Parties’ share of such payments. Each such Party shall make its proportional special advances within ten (10) Days after receipt of such notice.

1.6.5                        If a Non-Operator’s advances exceed its share of expenditures, the next succeeding cash advance requirements, after such determination, shall be reduced accordingly. A Party may request that its excess advances be refunded. Operator shall make such refund within ten (10) Days after receipt of the Party’s request provided that the amount is in excess of US$500,000. The Operator will make best endeavours to place surplus funds in an interest bearing bank account.

1.6.6.                     If a Party’s advances are less than its share of expenditures, the deficiency shall, at Operator’s option, be added to subsequent cash advance requirements or be paid by such Party within ten (10) Days following receipt of Operator’s billing to such Party for such deficiency.

1.6.7                        If, under the provisions of the Agreement, Operator is required to segregate funds received from the Parties, any interest received on such funds shall be applied against the next succeeding cash call or, if directed by the Operating Committee, distributed quarterly. The interest thus received shall be allocated to the Parties in accordance with their Participating Interests except if a Party is late in making a payment in which case interest will be allocated on an equitable basis taking into consideration date of funding by each Party to the accounts in proportion to the funding into the account. A monthly statement summarising receipts, disbursements, transfers to each joint bank account and beginning and ending balances thereof shall be provided by Operator to the Parties. Any interest received by Operator from interest-bearing accounts containing commingled funds received from the Parties shall be credited to the Parties in accordance with the allocation procedure as set out above.

1.6.8                        If Operator does not request Non-Operators to advance their share of estimated cash requirements, each, Non-Operator shall pay its share of cash expenditures within ten (10) days following receipt of Operator’s billing.

1.6.9                        Payments of advances shall be made on or before the due date. If these payments are not received by the due date the unpaid balance shall bear and accrue interest from the due date until the payment is received by Operator at the Agreed Interest Rate and the provisions of Article VIII of the Agreement shall apply.

1.6.10                  Subject to governmental regulation, Operator shall have the right, at any time and from time to time, to convert the funds advanced or any part thereof to other currencies to the extent that such currencies are then required for operations. The cost of any such conversion shall be charged to the Joint Account. The conversion rate of various currencies should be notified in the next billing.

1.6.11                  Operator shall endeavour to maintain funds held for the Joint Account in bank accounts at a level consistent with that required for the prudent conduct of Joint Operations.

1.7                               Adjustments

Payments of any advances or billings shall not prejudice the right of any Party to protest or question the correctness thereof; provided, however, all bills and statements rendered to Parties by Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of such calendar year, unless within the said twenty-four (24) month period a Party takes written exception thereto and makes claim on Operator for adjustment. Failure on the part of a Party to make claim on Operator for adjustment within such period shall establish the correctness thereof and preclude the filing of exceptions thereto or making claims for adjustment thereon. No adjustment favourable to Operator shall be made unless it is advised within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of the Property as provided for in Section V. Operator shall be allowed to make adjustments to the Joint Account after such twenty-four (24) month period if these adjustments result from audit exceptions outside of this Agreement, third party claims, or Government or GNPC requirements. Any such adjustments shall be subject to audit within the time period specified in Section 1.8.1.

1.8                               Audits

1.8.1                        A Non-Operator, upon at least sixty (60) Days advance notice in writing to Operator and all other Non-Operators, shall have the right to audit the Joint Accounts and records of Operator relating to the accounting hereunder for any calendar year within the twenty- four (24) month period following the end of such calendar year. The cost of each such audit shall be borne by Parties conducting the audit. It is provided, however, that Non-Operators must take written exception to and make claim upon the Operator for all discrepancies disclosed by said audit within said twenty-four (24) month period. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct joint or simultaneous audits in a manner which will result in a minimum of inconvenience to the Operator. Operator and Non-Operators shall make every effort to resolve any claim resulting from an audit within ninety (90) days of the receipt of the audit report. If at the conclusion of the ninety (90) day period the claim remains unresolved, the matter will be referred back to the Operating Committee.

1.8.2                        Any information obtained by a Non-Operator under the provisions of this Section 1.8 shall be kept confidential and shall not be disclosed to any third party, except as would otherwise be permitted by Article 15.1 (A) (3) and (9) of the Agreement.

1.8.3                        The Operator’s Affiliate’s records in respect of services referred to in Section 2.6.2 shall not be subject to audit. The Non-Operators will be granted the opportunity to provide an audit programme questionnaire to the Operator’s statutory auditors with regard to the form and content of their audit of the Operator’s cost allocation procedures, administrative costs and time-writing. On completion of their audit the Operator’s statutory auditors will provide the Operator with a detailed report with their conclusions as to whether the cost allocation procedures have been followed and whether these procedures are fair and reasonable. The Operator shall distribute this report to the Non-Operators. If the Operator’s statutory auditors decline to provide such a report, the Non-Operators shall select an internationally reputable independent firm of public accountants to provide such report pursuant to instructions given by the Non-Operators. These instructions shall be handed over to the Operator. The Operator shall accept such firm selected by non-Operators unless it causes a conflict of interest. All costs of the audits specified in this Article 1.8.3 shall be borne by the Non-Operators unless the Operating Committee confirms that the Operator’s cost allocation procedures have not been followed as provided for in Article 1.9, in which case, the audit costs shall be charged to the Joint Account.

1.8.4                        In the event that the Operator is required by the Government, or by GNPC, to employ a public accounting firm to audit the Joint Account and records of Operator relating to the accounting hereunder, the cost thereof shall be a charge against the Joint Account and a copy of the audit certificate/report shall be furnished to each Party.

1.8.5                        At the conclusion of each audit, the Parties shall endeavour to settle outstanding matters expeditiously. To this end the Parties conducting the audit will make a reasonable effort to prepare and distribute a written report to the Operator and all the Parties who participated in the audit as soon as possible and in any event within ninety (90) Days after the conclusion of each audit. The report shall include all claims arising from such audit together with comments pertinent to the operation of the accounts and records. Operator shall make a reasonable effort to reply to the report in writing as soon as possible and in any event no later than ninety (90) Day after receipt of the report. Should the Non-Operators consider that the report or reply requires further investigation of any item therein, the Non-Operators shall have the right to conduct further investigation in relation to such matter notwithstanding the provisions of Sections 1.7 and 1.8.1 that the period of twenty-four (24) months may have expired. However, conducting such further investigation shall not extend the twenty-four (24) month period for taking written exception to and making a claim upon the Operator for all discrepancies disclosed by said audit. Such further investigations shall be commenced within thirty (30) Days and be concluded within sixty (60) Days after the receipt of such report or reply, as the case may be.

1.8.6                        All adjustments resulting from an audit agreed between the Operator and the Non-Operator conducting the audit shall be reflected promptly in the Joint Account by the Operator and reported to the Non-Operator(s). If any dispute shall arise in connection with an audit, it shall be reported to and discussed by the Operating Committee, and, unless otherwise agreed by the parties to the dispute, resolved in accordance with the provisions of Article XVIII of the Agreement. If all the parties to the dispute so agree, the adjustment(s); may be referred to an independent expert agreed to by the parties to the dispute. At the election of the parties to the dispute, the decision of the expert will be binding upon such parties. Unless otherwise agreed, the cost of such expert will be shared equally by all parties to the dispute.

1.9.1                     Allocations

If it becomes necessary to allocate any costs or expenditures to or between Joint Operations and any other operations, such allocation shall be made on an countable basis. For informational purposes only, Operator shall furnish a description of its allocation procedures pertaining to these costs and expenditures and its rates for personnel and other charges, along with each proposed Work Programme and Budget

SECTION 11 — DIRECT CHARGES

Operator shall charge the Joint Account with all costs and expenditures incurred in connection with Joint Operations. It is also understood that charges for services normally provided by an Operator such as those contemplated in Section 2.6.2 which are provided by Operator’s Affiliates shall reflect the cost to the Affiliate, excluding profit, for performing such services, except as otherwise provided in Section 2.6 and Section 2.6.1.

The costs and expenditures shall be recorded as required for the settlement of accounts between the Parties hereto in connection with the rights and obligations under this Agreement and for purposes of complying with the tax laws of Ghana and of such other countries to which any of the Parties may be subject. Without in any way limiting the generality of the foregoing, chargeable costs and expenditures shall include:

2.1                               Licences, Permits, etc

All costs, if any, attributable to the acquisition, maintenance, renewal or relinquishment of licences, permits, contractual and/or surface rights acquirer, for Joint Operations and bonuses paid in accordance with the Contract when paid by Operator in accordance with the provisions of the Agreement.

2.2                               Salaries, Wages and Related Costs

2.2.1                      The salaries, wages and related costs of the employees of Operator and its Affiliates in Ghana directly engaged in Joint Operations whether temporarily or permanently assigned.

2.2.2                      The salaries, wages and related costs of the employees of Operator outside Ghana directly engaged in Joint Operations whether temporarily or permanently assigned.

2.2.3                      Salaries and wages shall include everything constituting the employees’ total compensation. To the extent not included in salaries and wages, the joint Account shall also be charged with the cost to Operator of holiday, vacation, sickness, disability benefits, living and housing allowances, travel time, bonuses and other customary allowances applicable to the salaries and wages chargeable hereunder, as well as costs Operator for employee benefits, including but not limited to employee group life insurance, group medical insurance, hospitalisation, retirement and other benefit plans of a like nature applicable to labour costs of Operator. Operators employees participating in Ghana benefit plans may be charged at a percentage rate to reflect payments or accruals made by Operate applicable to such employees. Such accruals for Ghana benefit plans shall not be paid by Non-Operators, unless otherwise approved by the Operating Committee, until the same are due and payable to the employee, upon withdrawal of a Party pursuant to the Agreement, or upon termination of the Agreement. which-ever occurs first.

2.2.4                      Expenditures or contributions made pursuant to assessments imposed governmental authority for payments with respect thereto or on account of such employees.

2.2.5                      Reasonable expenses (including related travel costs) of those employees whose salaries and wages are chargeable to the Joint Account under Sections 2 2.1 and 2.2.2 of this Section II and for which expenses the employees are reimbursed.

2.2.6                      If employees are engaged in other activities in addition to the Joint Operations, the cost of such employees shall be allocated in accordance with Article l.9.

2.2.7                      Except as provided in Section 2.2.9, Operator’s cost of employees’ relocation to or from the vicinity or location where the employees will reside or work, whether permanently or temporarily assigned to the Joint Operations. If such employee works on other activities in addition to Joint Operations, such relocation costs shall be allocated in accordance with Article 1.9.

2.2.8                      Such relocations costs shall include transportation of employees, families, personal and household effects of the employee and family, transit expenses and all other related costs.

2.2.9                      Relocation costs from the vicinity of Ghana to another location classified as a foreign location by Operator shall not be chargeable to the Joint Account unless such foreign location is the point of origin of the employee.

2.3                               Offices, Camps and Miscellaneous Facilities

Cost of maintaining any offices, sub-offices, camps, warehouses, housing and other facilities of the Operator and/or Affiliates directly serving the Joint Operations. If such facilities serve operations in additions to the Joint Operations, the costs shall be allocated to the properties served in accordance with Article 1.9.

2.4                               Material

Cost, net of discounts taken by Operator, of Material purchased or furnished by Operator. Such costs shall include, but are not limited to, export broker’s fees, transportation charges, loading, unloading fees, export and import duties and licence fees associated with the procurement of Material and in transit losses, if any, not covered by insurance. So far as it is reasonably practical and consistent with efficient and economical operation, only such Material shall be purchased for and the cost thereof to, the Joint Account as may be required for immediate use.

2.5                               Exclusively Owned Equipment and facilities of Operator and Affiliates

Charges for exclusively owned equipment, facilities and utilities of Operator and its Affiliates at rate not to exceed the average commercial rates of non-affiliated third parties, then prevailing for like equipment, facilities and utilities for use in the area where the same are used hereunder. Operator shall furnish Non-Operators a list of rates and the basis of application. Such rates shall be revised if found to be either excessive or insufficient every six (6) months.

Drilling tools and other equipment lost in the hole or damaged beyond repair may be charged at replacement cost plus transportation costs to deliver like equipment to the location where used.

2.6                               Services

2.6.1                      The rates for services provided by Operator’s Affiliates and/or third parties within Ghana shall not exceed those rates currently prevailing for services performed by non-affiliated third parties, considering type, quality and availability of such services.

2.6.2                      The cost of services performed by Operator’s Affiliates technical and professional staff not permanently located within Ghana, shall be charged at the rates generally used by Operator’s Affiliates for such personnel and represent the Operator’s Affiliates actual cost for that employee or type of employee. These rates shall include all costs incidental to the employment of such personnel but do not include transportation and living expenses which they may incur for the performance of such work. Such expenses shall be charged separately.

As early as possible, the Operator shall provide the Non-Operator with the rates referred to above for each contract year. Estimated rates will be used during the contract year which will be retrospectively adjusted to actual rates within three (3) months of the end of the Operator’s Affiliates financial year.

Examples of such services include, but are not limited to, the following:

Geological Studies and Interpretation

Seismic Data Processing

Well Log Analysis, Correlation and Interpretation

Laboratory Services

Well Site Geology

Project Engineering

Source Rock Analysis

Petrophysical Analysis

Geochemical Analysis

Drilling Supervision

Development Evaluation

Project Accounting and professional services

Costs shall include salaries and wages of such technical and professional personnel, lost time, governmental assessments, employee benefits and reasonable expenses. Costs shall also include all support costs necessary for such technical and professional personnel to perform such services, such as, but not limited to, rent, utilities, support staff, drafting, telephone and other communications expenses, computer support, supplies and depreciation and administrative overhead.

2.7                               Affiliate Overhead

2.7.1                        Purpose

Operator shall charge the Joint Account monthly for the cost of redirect services and related office costs of Operator and its Affiliates not otherwise provided in this Accounting Procedure. Indirect costs chargeable under this Section 2.7 represent the cost of general assistance and support services provided by Operator and its Affiliates. These costs are such that it is not practical to identity or associate them with specific projects but are for services which provide the Joint Operations with needed and necessary resources which Operator requires and provide a real benefit to Joint Operations. No cost or expenditure included under other parts of Section II shall be included or duplicated under this Section 2.7. The charges under Section 2.7 are not subject to audit under Sections 1.8.1 and 1.8.2 other than to verify that the overhead percentages are applied correctly to the expenditure basis.

2.7.2                        Amount

2.7.2.1 The indirect charge under Section 2.7.1 for any month shall equal the greater of the total amount of indirect charges for the period beginning at the start of the Calendar Year through the end of the period covered by Operator’s invoice (“Year-to-Date”) determined under Section 2.7.2.2, less indirect charges previously made under Section 2.7.1 for the Calendar Year in question, or the amount of the minimum assessment determined under Section 2.7.2.3, calculated on an annualised basis (but reduced pro rata for periods of less than one year), less indirect charges previously made under Section 2.7.1 for the Calendar Year in question.

2.7.2.2 Unless exceeded by the minimum assessment under Section 2.7.2.3, the aggregate Year-to-Date indirect charges shall be a percentage of the Year-to-Date expenditures, calculated on the following scale (US Dollars):

Annual Expenditures

US$0 to US$5,000,000 of expenditures = 5%

Next US$10,000,000 of expenditures = 3%

Excess above US$15,000,000 of expenditures = 1%

2.7.2.3 A minimum amount of US$50,000 shall be assessed each Calendar Year calculated from the Effective Date and shall be reduce, pro rata for periods of less than a year.

2.7.2.4 Indirect Charge for Projects

As to major projects (such as, but not limited to pipelines, gas reprocessing an processing plants, final loading and terminating facilities, and dismantling for decommissioning of platforms and related facilities) when the estimated cost of each project amounts to more than US$50,000,000 a separate indirect charge for such project shall be approved by the Operating Committee at the time of approval of the project.

During its process of winding-up Joint Operations Operator shall have the right to charge the greater of the sliding scale percentage rate or the minimum indirect charge for a period of twenty-four (24) months. If the winding-up process continues beyond the end of such period, the charge shall be confined to and based upon the sliding scale percentage rate.

Notwithstanding the foregoing, the indirect rates and related calculation method for development operations, production operations, and dismantling for decommissioning of platforms and related facilities shall be agreed upon by the Operating Committee prior to the submission of the first annual budget for those phase of operations.

2.7.3                        Exclusions

The expenditures used to calculate the monthly indirect charge shall not include the indirect charge (calculated either as a percentage of expenditures or as a minimum monthly charge), rentals on surface rights acquired and maintained for the Joint Account, guarantee deposits, pipeline tariffs, concession acquisition costs, bonuses paid in accordance with the Contract, royalties and taxes on production or revenue to the Joint Account paid by Operator, expenditures associated with major construction projects for which a separate indirect charge is established hereunder, payments to third parties in settlement of claims, and other similar items.

Credits arising from any government subsidy payments, disposition of Material, and receipts from third parties for settlement of claims shall not be deducted from total expenditures in determining such indirect charge.

2.8                               Insurance

Premiums paid for insurance required by law or the agreement to be carried for the benefit of the Joint Operations.

2.9                               Damages and Losses to Property

2.9.1                      All costs or expenditures necessary to replace or repair damages or losses incurred by fire, flood, storm, theft, accident, or any other cause. Operator shall furnish Non-Operator written notice of damages or losses incurred in excess of US$500,00 as soon as practical after report of the same has been received by Operator.

2.9.2                      Credits for settlements received from insurance carried for the benefit      of Joint Operations and from others for losses or damages to Joint Property or Materials Each Party shall be credited with its Participating Interest share thereof except when such receipts are derived from insurance purchases by Operator for less than all parties in which event such proceeds shall be credited to those Parties for whom the insurance was purchased in the proportion of their respective contributions toward to insurance coverage.

2.9.3                      Expenditures incurred in the settlement of all losses, claims, damages, judgements and other expenses for the account of Joint Operations.

2.10                        Litigation and Legal Expenses

The costs and expenses of litigation and legal services necessary for the protection of the Joint Operations under this Agreement as follows:

2.10.1                Legal services necessary or expedient for the protection of the Joint Operations and all costs and expenses of litigation, arbitration or other alternative dispute resolution procedure, inducing reasonable attorneys’ fees and expenses, together with all judgements obtained against the Parties or any of them arising from the Joint Operations.

2.10.2                If the Operating Committee shall so agree, actions or claims affecting the Joint Operations hereunder may be handled by the legal staff of one or any of the Parties hereto; and a charge commensurate with the reasonable costs of providing and furnishing such services rendered may be made by the Party providing such service to Operator for the Joint Account, but no such charges shall be made until approved by the Parties.

2.11                        Taxes and Duties

All taxes, duties assessments and governmental charges, of every kind and nature, assessed or levied upon or in connection with the Joint Operations, other than any that are measured by or cased upon the revenues, income and net worth of a Party, or any penalties arising as a result of mismanagement and late payment of taxes by the Operator.

If Operator or an Affiliate is subject to income or withholding tax as a result of services performed at cost for the operations under the Agreement, its charges for such services may be increased by the amount of such taxes incurred (grossed up).

2.12                        Training Costs

All costs and expenses incurred for training and developing personnel in accordance with the provisions of the contract or other obligation.

2.13                        Ecological and Environmental

Costs to provide or have available pollution containment and removal equipment plus costs of actual control clean up and remediation of petroleum skills.

2.14                        Decommissioning (Abandonment) and Reclamation

Costs incurred for decommissioning (abandonment) and reclamation of the Joint Property, including costs required by governmental or other regulatory authority or by the Contract.

2.15                        Other Expenditures

Any other costs and expenditures incurred by Operator for the necessary and proper conduct of the Joint Operations in accordance with approve Work Programmes and Budgets and not covered in this Section II.

SECTION III - ACQUISITION OF MATERIAL

3.1                               Acquisitions

Materials purchased for the Joint Account shall be charged at net cost paid by the Operator and recorded in the accounting records in accordance with the standard accounting procedures of the Operator. The price of Materials purchased shall include, but shall not be limited to export broker’s fees, insurance, transportation charges, loading and unloading fees, import duties, licence fees and demurrage (retention charges) associated with the procurement of Materials and applicable taxes less all discounts taken.

3.2                               Materials Furnished by Operator

Materials required for operations shall be purchased for direct charge to the Joint Account whenever practicable, except the Operator may furnish such Materials from its stock under the following conditions:

3.2.1                      New Materials (Condition «1»). New Materials transferred from the warehouse or other properties of Operator shall be priced at net cost determined in accordance with Section 3.1 above.

3.2.2                      Used Materials (Conditions «2» and «3»).

3.2.2.1                                       Material which is in sound and serviceable condition and suitable for use without repair or reconditioning shall be classed as Condition «2» and priced at seventy-five percent (75%) of actual historical cost.

3.2.2.2                                       Materials not meeting the requirements of Section 3.2.2.1 above, but which can be made suitable for use after being repaired or reconditioned, shall be classed as Condition «3» and priced at fifty percent (50%) of actual historical cost after repairs and reconditioning.

3.2.2.3                                       Material which cannot be classified as Condition «2» or Condition «3» shall be priced at a value commensurate with its use.

3.2.2.4                                       Tanks, derricks, buildings and other items of Material involving erection costs, if transferred in knocked-down condition, shall be graded as to condition as provided in this Section 3.2.2 of Section III and priced on the basis of actual historical cost.

3.2.2.5                                       Material including drill pipe, casing and tubing, which is no longer useable for its original purpose but is useable for some other purpose, shall be graced as to condition as provided in this Section 3.2.2 of Section III. Such Material shall be priced on the basis of the current price of items normally used for such other purpose if sold to third parties.

3.3                                                       Premium Prices

Whenever Material is not readily obtainable at prices specified in sections 3.1 and 3.2 of this Section III because of national emergencies, strikes or other unusual causes over which Operator has no control, Operator may charge the Joint Account for the required Material at Operator’s actual cost incurred procuring such Material, in making it suitable for use, and moving it to the Contract Area, provided that notice in writing, including a detailed description of the Material required and the required delivery date, is furnished to Non-Operators of the proposed charge at least 3 Days (or such shorter period as may be specified by Operator) before the Material is projected to be needed for operations and prior to billing Non-Operators for such Material the cost of which exceeds US$500,000. Each Non-Operator shall have the right, by so electing and notifying Operator within 3 days (or such shorter period as may be specified by Operator) after receiving notice from Operator, to furnish in kind all or part of his share of such Material per the terms of the notice which is suitable for use and acceptable to Operator both as to quality and time of delivery. Such acceptance by Operator shall not be unreasonably withheld. If Material furnished is deemed unsuitable for use by Operator, all costs incurred in disposing of such Material or returning Material to owner shall be borne by the Non-Operator furnishing the same unless otherwise agreed by the Parties. If a Non-Operator fails to properly submit an election notification within the designated period, Operate is not required to accept Material furnished in kind by that Non-Operator. If Operator fails to submit proper notification prior to billing Non-Operators for such Material, Operator shall only charge the Joint Account on the basis of the price allowed during a “normal” pricing period in effect at time of movement.

3.4                                                       Warranty of Material Furnished by Operator

Under circumstances where the Operator furnishes material from their own inventory then the following shall apply.

(a)                     in the case of new unused items the Operator shall ensure that all warranties and guarantees issued by the manufacturer are transferred to the Joint Account. In case of defective Material, credit shall not be passed to the Joint account until adjustment has been received by Operator from the manufacturers or their agents.

(b)                    in the case of used second-hand material the Operator is deemed at the time of transfer to certify that the material is fit for purpose. In case of defective material the Operator is required to credit the Joint Account in full.

SECTION IV - DISPOSAL OF MATERIALS

4.1                               Disposal

Operator shall be under no obligation to purchase the interest of Non-Operators in new or used surplus Materials. Subject to the conditions stipulated in the Contract, Operator shall have the right to dispose of Materials but shall advise and secure prior agreement of the Operating Committee of any proposed disposition of Materials having an original cost to the Joint Account either individually or in the aggregate of US$500,000 or more. When Joint Operations are relieved of Material charged to the Joint Account, Operator shall advise each Non-Operator of the original cost of such Material to the Joint Account so that the Parties may eliminate such costs from their asset records. Credits for Material sold by Operator shall be made to the Joint Account in the month in which the payment is received for the Material. Any Material sold or disposed of under this Section shall be on an ‘as is, where is’ basis without guarantees or warranties of any kind of nature. Costs and expenditures incurred by Operator in the disposition of Materials shall be charged to the Joint Account.

4.2                               Material Purchased by a Party or Affiliate

Material purchased from the Joint Property by a Party or an Affiliate thereof shall be credited by Operator to the Joint Account, with new Material valued in the same manner as new Material under Section 3.2.1 and used Material valued in the same manner as used Material under Section 3.2.2, unless otherwise agreed by the Parties.

4.3                               Sale to Third Parties

Material purchased from the Joint Property by third parties shall be credited by Operator to the Joint Account at the net amount collected by Operator from the Buyer. If on transactions in excess of US$100,000 the sales price is less than that determined in accordance with the procedure set forth in Section 4.2, then approval by the Parties shall be required prior to the sale. Any claims by the buyer for defective materials or otherwise shall be charged back to the sale. Any claims by the buyer for defective materials or otherwise shall be charged back to the Joint Account if and when paid by Operator.

SECTION V — INVENTORIES

5.1                               Periodic Inventories – Notice and Representation

At reasonable intervals, inventories shall be taken by Operator, of all Material on which detailed accounting records are normally maintained. The expense of conducting periodic inventories shall be charged to the Joint Account. Operator shall give Non-Operators written notice at least thirty (30) Days in advance of its intention to take inventory and Non-Operators, at their sole cost and expense, shall each be entitled to have a representative present. The failure of any Non-Operator to be represented at such inventory shall bind such Non-Operator to accept the inventory taken by Operator, who shall in that event furnish each Non-Operator with a reconciliation of overages and shortages. Inventory adjustments to the Joint Account shall be made for overages and shortages. Any adjustment equivalent to US$500,000 or more shall be brought to the attention of the Operating Committee.

5.2                               Special Inventories

Whenever there is a sale or change of interest in the Agreement, a special inventory may be taken by the Operator provided the seller and/or purchaser or such interest agrees to bear all the expense thereof. In such cases, both the seller and the purchaser shall be entitled to be represented and shall be governed by the inventory so taken.